EXHIBIT 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

October 7, 2011,

as amended and further restated on April 20, 2012,

pursuant to the First Amendment dated March 26, 2012

among

GRAFTECH INTERNATIONAL LTD.

GRAFTECH FINANCE INC.

GRAFTECH LUXEMBOURG I S.À.R.L.

GRAFTECH LUXEMBOURG II S.À.R.L.

GRAFTECH SWITZERLAND S.A.

The LC Subsidiaries

Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.,

BNP PARIBAS

as Co-Syndication Agents

WELLS FARGO BANK, N.A.

THE ROYAL BANK OF SCOTLAND PLC

as Documentation Agents

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BNP PARIBAS SECURITIES CORP.

as Joint-Lead Arrangers

i

Exhibits to the Credit Agreement

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Domestic Pledge Agreement
Exhibit C	Form of Domestic Guarantee Agreement
Exhibit D	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit E	Form of Borrowing Request
Exhibit F	Mandatory Costs Rate
Exhibit G-1	Form of LC Subsidiary Agreement
Exhibit G-2	Form of LC Subsidiary Termination
Exhibit H	Form of Security Agreement
Exhibit I	Form of Intellectual Property Security Agreement
Exhibit J	Form of Note
Exhibit K	Form of Luxembourg Borrower Designation
Exhibit L	Form of European Guarantee and Luxembourg Security Agreement

Schedules to the Credit Agreement

Schedule 1.01	LC Subsidiaries
Schedule 2.01	Lenders and Commitments
Schedule 2.05(j)	Existing Letters of Credit
Schedule 3.08	Subsidiaries
Schedule 3.14	Taxes
Schedule 3.17	Environmental Matters
Schedule 3.18	Capitalization of GrafTech and the Borrowers
Schedule 3.19(d)	Recording Offices for Mortgages
Schedule 3.20	Labor Matters
Schedule 3.23(a)	Owned Real Property
Schedule 3.23(b)	Leased Real Property
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions Pursuant to Permitted Agreements in Existence on Effective Date
Schedule 6.09	Restrictive Agreements

AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 7, 2011, as amended and further restated on April 20, 2012, pursuant to the First Amendment dated as of March 26, 2012, among GRAFTECH INTERNATIONAL LTD.; GRAFTECH FINANCE INC.; GRAFTECH LUXEMBOURG I S.À.R.L.; GRAFTECH LUXEMBOURG II S.À.R.L.; GRAFTECH SWITZERLAND S.A.; the LC SUBSIDIARIES from time to time party hereto; the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender.

GrafTech, Finance, Swissco, Luxembourg Parent and Luxembourg Holdco have requested the Administrative Agent, upon the authorization and instruction of the Lenders as provided in Section 9.19(g) of the 2011 Credit Agreement, to amend and restate the 2011 Credit Agreement to continue and modify the credit facilities provided for therein such that the Borrowers (and, to the extent provided herein, the LC Subsidiaries) may obtain Loans in euros and Dollars and Letters of Credit in euros, Dollars and other currencies specified herein from time to time in an aggregate principal or stated amount of up to $570,000,000 at any time outstanding; provided that on and after the Luxembourg Borrower Designation Effective Date, Swissco shall no longer be entitled to borrow Loans under this Agreement and shall be entitled to request Letters of Credit hereunder only for its own use (but as to Loans and Letters of Credit made or issued for its account prior to the Luxembourg Borrower Designation Effective Date, shall continue to be, and to have all the obligations of, a Borrower hereunder). Letters of Credit and the proceeds of Loans will be used for working capital and other general corporate purposes, including the financing of capital expenditures and permitted acquisitions; provided that the proceeds of Loans to be used by any Foreign Subsidiary will be borrowed by Swissco or, on and after the Luxembourg Borrower Designation Effective Date, Luxembourg Holdco and the proceeds of borrowings by Finance will only be used in the business of GrafTech and the Domestic Subsidiaries conducted in the United States. The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2011 Credit Agreement” shall mean this Agreement as in effect immediately prior to the Restatement Effective Date, pursuant to the First Amendment.

“Accepting Lender” shall have the meaning given such term in Section 9.02(c).

“Adjusted Applicable Percentage” shall mean, at any time, with respect to any Lender, the percentage of the total Commitments (excluding the Commitment of any Defaulting Lender) represented by such Lender’s Commitment at such time. If the Commitments have been terminated or expired, the Adjusted Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Adjusted LIBO Rate” shall mean (a) with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period plus (ii) the Mandatory Costs Rate.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” shall have the meaning given such term in Section 9.02(c).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Amended and Restated Credit Agreement, as it may be amended, restated or otherwise modified from time to time.

“Alternative Currency” shall mean any currency other than Dollars that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided, however, that, at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than Dollars, euros, Sterling and Swiss Francs, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank.

“Alternative Currency LC Exposure” shall mean, at any time, the sum of (a) the US Dollar Equivalents of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time, plus (b) the US Dollar

Equivalents of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

“Alternative Currency Letter of Credit” shall mean a Letter of Credit denominated in an Alternative Currency.

“Amendment and Restatement Agreement” shall mean the Amendment and Restatement Agreement dated as of October 7, 2011, among GrafTech, Global, Finance, Swissco, the Guarantors, the lenders party thereto and the Administrative Agent.

“Applicable Office” shall mean (a) with respect to a Loan or Borrowing or Letter of Credit denominated in euros, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office therefor and (b) with respect to any other Loan or Borrowing or Letter of Credit, the office of the Administrative Agent from time to time specified by the Administrative Agent as the Applicable Office therefor.

“Applicable Percentage” shall mean, at any time, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If the Commitments have been terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, after giving effect to any assignments.

“Applicable Rate” shall mean, for any day, with respect to (a) any Loan or (b) the commitment fees payable hereunder, the applicable rate per annum set forth under the appropriate caption in the table below, in each case based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio/ Ratings:	Eurocurrency and Euro Swingline Spread	Base Rate Spread	Commitment Fee Rate
Category 1
≥3.00	2.250%	1.250%	0.400%

Category 2
<3.00 and ≥2.25	2.000%	1.000%	0.350%

Category 3
<2.25 and ≥1.50	1.750%	0.750%	0.300%

Category 4
<1.50	1.500%	0.500%	0.250%

Except as set forth below, the Leverage Ratio used on any date to determine the Applicable Rate shall be that in effect at the fiscal quarter end next preceding the Financial Statement Delivery Date occurring on or most recently prior to such date; provided, however, that at any time when any Financial Statement Delivery Date shall have occurred and the financial statements or the certificate required to have been delivered under Section 5.04(a), (b) or (c) by such Financial Statement Delivery Date shall not have been delivered, the Applicable Rate shall be determined by reference to Category 1 in the table above. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Arranger” shall mean each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp.

“Assignment and Assumption” shall mean an assignment and assumption agreement entered into and duly completed by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

The “Availability Condition” shall be satisfied at any time only if the total aggregate amount of the Available Commitments then in effect shall exceed the total aggregate amount of the Revolving Exposures by at least $100,000,000.

“Available Commitment” shall mean, with respect to any Lender at any time, an amount equal to such Lender’s Commitment at such time, minus an amount equal to such Lender’s Applicable Percentage of any portion of the Commitments subject to a block as contemplated by the proviso to the definition of Disposition Pending Reinvestment.

“Available Disposition Proceeds” shall mean, at any time, the aggregate amount at such time of the Net Proceeds of all Dispositions Pending Reinvestment made after the Effective Date, net of the amount of all such Net Proceeds used since the Effective Date to reinvest pursuant to Capital Expenditures or Permitted Subsidiary Investments (of which not more than $60,000,000 may be invested in Permitted Subsidiary Investments that are not Permitted Acquisitions) in assets useful in the business (including any new business) of GrafTech and the Subsidiaries (including by way of a purchase of a business or line of business or a purchase of Capital Stock of any person holding such assets or business).

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean each of (a) Finance, (b) Swissco (subject to the limitations set forth in Section 2.01 on and after the Luxembourg Borrower Designation Effective Date) and (c) Luxembourg Holdco (i) on and after the Luxembourg Borrower Designation Effective Date for purposes of Articles I, II and IV hereof and (ii) on and after the Restatement Effective Date for purposes of this Agreement other than such Articles I, II and IV.

“Borrowing” shall mean Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of a Borrowing other than a Swingline Borrowing, if denominated in euros, €5,000,000, and if denominated in Dollars, $5,000,000, and (b) in the case of a Swingline Borrowing, if denominated in euros, €500,000, and if denominated in Dollars, $500,000.

“Borrowing Multiple” shall mean (a) in the case of a Borrowing other than a Swingline Borrowing, if denominated in euros, €1,000,000, and if denominated in Dollars, $1,000,000, and (b) in the case of a Swingline Borrowing, if denominated in euros, €100,000, and if denominated in Dollars, $100,000.

“Borrowing Request” shall mean a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (b) when used in connection with a Loan or Letter of Credit denominated in euros, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euros.

“Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of GrafTech and the consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of GrafTech for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by GrafTech and the consolidated Subsidiaries during such period.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding any debt securities convertible into such equity.

“Cash Flow Notes” shall mean Indebtedness of Luxembourg Holdco or Swissco, in either case which is: (a) owed to any Foreign Subsidiary; (b) (i) existing on the Effective Date (in the case of Swissco) or the Restatement Effective Date (in the case of Luxembourg Holdco) and set forth on Schedule 6.01 or (ii) incurred after the Effective Date for the purpose of advancing cash from such Foreign Subsidiary to GrafTech, Finance, a CFC Guarantor or a domestic Wholly Owned Subsidiary (and in an amount equal to the amount of cash so advanced through the creation of such Indebtedness) as part of GrafTech’s cash management arrangements; (c) subordinated to the payment in full of all obligations of (A) Luxembourg Holdco in respect of the Obligations of Luxembourg Holdco or (B) Swissco in respect of the Swissco Obligations, in each case except to the extent prohibited by applicable law; (d) to the extent held by (i) a Guarantor, pledged under a Pledge Agreement of such Guarantor to secure the Obligations or (ii) a CFC Guarantor, pledged under a Pledge Agreement of such CFC Guarantor to secure the Obligations of each Foreign Subsidiary that is a CFC; and (e) limited in recourse to the assets of (1) Luxembourg Holdco other than the Capital Stock of the Subsidiaries owned by Luxembourg Holdco or (2) Swissco other than the Capital Stock of the Subsidiaries owned by Swissco, in each case except to the extent unenforceable or prohibited by applicable law.

“Cash Interest Expense” shall mean, with respect to GrafTech and the Subsidiaries on a consolidated basis for any period, without duplication, Interest Expense for such period, less the sum for such period of (a) pay-in-kind Interest Expense, including payments of interest in common stock of GrafTech, (b) the amortization or write-off of debt discounts or deferred issuance costs or fees in respect of Interest/Exchange Rate Protection Agreements, (c) noncash imputed interest expense and (d) the amortization of fees paid by GrafTech or any Subsidiary on or prior to December 31, 2011, in connection with the transactions under this Agreement consummated on the Effective Date.

“Cash Management Arrangements” shall mean (a) agreements in respect of treasury, depository and other cash management services, including intra-day and overdraft facilities and other similar facilities in various currencies, and including cash pooling, zero balance and sweep accounts, and including commercial credit cards and stored value cards that (b) have been designated by GrafTech in a written notice to the Administrative Agent as Cash Management Arrangements, which notice has not been revoked by a written notice to the Administrative Agent executed by GrafTech and, if any obligation is outstanding under such Cash Management Arrangement, the Lender or Affiliate of a Lender that is a party to such Cash Management Arrangement.

“CERCLA” shall have the meaning given such term in the definition of “Environmental Law”.

“CFC” shall mean (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.

“CFC Guarantor” shall mean each of Luxembourg Parent, Luxembourg Holdco and Swissco.

A “Change in Control” shall be deemed to have occurred if (a) GrafTech should fail to own (i) directly, beneficially and of record, free and clear of any and all Liens (other than Liens in favor of the Collateral Agent pursuant to the Domestic Pledge Agreement), 100% of the issued and outstanding capital stock of Holdings, (ii) indirectly through Holdings, beneficially and of record, free and clear of any and all Liens (other than Liens in favor of the Collateral Agent pursuant to the Domestic Pledge Agreement), 100% of the issued and outstanding capital stock of Finance, (iii) indirectly through GrafTech International Holdings, beneficially and of record, free and clear of any and all Liens (other than Liens in favor of the Collateral Agent pursuant to a Security Document or the European Guarantee and Luxembourg Security Agreement), 100% of the issued and outstanding capital stock of Luxembourg Parent, (iv) indirectly through Luxembourg Parent, beneficially and of record, free and clear of any and all Liens (other than Liens in favor of the Collateral Agent pursuant to a Security Document or the European Guarantee and Luxembourg Security Agreement), 100% of the issued and outstanding capital stock of Luxembourg Holdco, or (v) indirectly through Luxembourg Holdco, beneficially and of record, free and clear of any and all Liens (other than Liens in favor of the Collateral Agent pursuant to a Security Document), 100% of the issued and outstanding capital stock of Swissco; (b) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date), other than members of management of GrafTech, the Subsidiaries or the Borrowers holding voting stock of GrafTech or options to acquire such voting stock on the Effective Date, shall own beneficially, directly or indirectly, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of GrafTech; (c) a majority of the seats (excluding vacant seats) on the board of directors of GrafTech shall at any time after the Effective Date be occupied by persons who were neither (i) nominated by a majority of the board of directors of GrafTech or its nominating committee, nor (ii) appointed by directors so nominated; or (d) a change in control with respect to GrafTech or a Borrower (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an aggregate outstanding principal amount in excess of $17,500,000 to which GrafTech, a Borrower or any other Subsidiary is party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Loans of any new Class established pursuant to Section 9.02(c) and (b) any Commitment, refers to whether such Commitment is a Commitment in effect on the Effective Date or a commitment of any new Class established pursuant to Section 9.02(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any and all “collateral” as defined or described in any Security Document.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties.

“Collateral and Guarantee Requirement” shall mean, at any time, that:

(a) one or more Pledge Agreements (or supplements thereto) shall have been duly executed by GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco and each other Subsidiary that is not a CFC existing at such time and owning any Capital Stock or Indebtedness of GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco or any other Subsidiary or any other person (including Capital Stock and any Indebtedness of Unrestricted Subsidiaries), shall have been delivered to the Collateral Agent and shall be in full force and effect, and such Capital Stock and Indebtedness owned by or on behalf of each such pledgor shall have been duly and validly pledged under a Pledge Agreement (or, to the extent not evidenced by a certificate or any other instrument, under a Security Agreement) to the Collateral Agent for the ratable benefit of the Secured Parties, and certificates or other instruments representing such Capital Stock or Indebtedness, accompanied by stock powers or other instruments of transfer endorsed in blank (as applicable), shall be in the actual possession of the Collateral Agent (except that no pledged Indebtedness of any person that is neither GrafTech nor an Affiliate of GrafTech shall be required to be evidenced by an instrument unless such Indebtedness is in an aggregate principal amount of $1,000,000 or more), and all other actions, including, where applicable, the making of endorsements in shareholder registers, required by law or reasonably requested by the Administrative Agent to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Pledge Agreements (subject to any Lien expressly permitted by Section 6.02) shall have been taken, and evidence thereof reasonably satisfactory to the Collateral Agent shall have been delivered to the Collateral Agent; provided, however, that in the case of a pledge by any Subsidiary (other than Luxembourg Parent, Luxembourg Holdco, Swissco or another CFC, pledges by which entities will not secure the Obligations of GrafTech or any Domestic Subsidiary) of voting Capital Stock in a CFC, such pledge may, insofar as it secures the Obligations of GrafTech or any Domestic Subsidiary, be limited to 65% of such voting Capital Stock of such CFC (but insofar as it secures the Obligations of Luxembourg Holdco, the Swissco Obligations or the Obligations of any other Foreign Subsidiary that is a CFC, shall not be so limited);

(b) one or more Security Agreements (or supplements thereto) shall have been duly executed by GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco and each other Subsidiary that is not a CFC existing at such time, shall have been delivered to the Collateral Agent and shall be in full force and effect (and all consents of third parties required for the effectiveness or enforceability of the Liens created by such Security Agreements shall have been obtained), and each document (including each Uniform Commercial Code financing statement or similar filing and each filing with respect to intellectual property owned by GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco or any other Subsidiary party to any Security Agreement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the applicable Security Agreement (subject to any Lien expressly permitted by Section 6.02) shall have been so filed, registered or recorded, and evidence thereof reasonably satisfactory to the Collateral Agent shall have been delivered to the Collateral Agent; provided, however, that in the case of any security interest granted under any such Security Agreement by any Subsidiary (other than Luxembourg Parent, Luxembourg Holdco, Swissco or another CFC, security interests granted by which entities will not secure the Obligations of GrafTech or any Domestic Subsidiary) in voting Capital Stock of a CFC, such security interest may, insofar as it secures the Obligations of GrafTech or any Domestic Subsidiary, be limited to 65% of such voting Capital Stock of such CFC (but insofar as it secures the Obligations of Luxembourg Holdco, the Swissco Obligations or the Obligations of any other Foreign Subsidiary that is a CFC, shall not be so limited);

(c)(i) each of the Mortgages relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those expressly permitted under Section 6.02, (iii) each of such Mortgages shall have been filed and recorded in the recording office referred to in Section 3.19(d) and the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may reasonably be requested by the Collateral Agent and the Lenders, insuring such Mortgages as valid first liens on such Mortgaged Properties, free of Liens other than those expressly permitted under Section 6.02, together with such surveys, abstracts, appraisals and legal opinions as may be required to be furnished pursuant to the terms of such Mortgages or as may reasonably be requested by the Collateral Agent or the Lenders in respect thereof;

(d) a Guarantee Agreement referred to in clause (a) of the definition of the term “Guarantee Agreement” (or a supplement thereto) shall have been duly executed by GrafTech, Finance and each Subsidiary (other than any CFC) existing at such time and delivered to the Collateral Agent and shall be in full force and effect;

(e) the European Guarantee and Luxembourg Security Agreement (or a supplement thereto) shall have been duly executed by each CFC Guarantor and delivered to the Collateral Agent and shall be in full force and effect;

(f) a Guarantee Agreement referred to in clause (c) of the definition of the term “Guarantee Agreement” (or a supplement thereto) shall have been duly executed by each Foreign Subsidiary that is not a CFC (limited as provided in this definition of the term “Collateral and Guarantee Requirement”) and delivered to the Collateral Agent and shall be in full force and effect;

(g) the Indemnity, Subrogation and Contribution Agreement (or supplements thereto) shall have been duly executed by GrafTech, Finance and each Subsidiary (other than any CFC) existing at such time and delivered to the Collateral Agent and shall be in full force and effect;

(h) the Collateral Agent shall have received, with respect to the Existing Security Documents, such Reaffirmation Documents as it shall reasonably have requested to confirm the continued effectiveness and enforceability of the obligations of such parties under the Existing Security Documents and the continued validity and perfection of the Liens created thereby; and

(i) GrafTech, the Borrowers and each other Subsidiary shall have each obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of each Loan Document to which it is party, the incurrence and the performance of its obligations thereunder and the granting by it of the Liens thereunder.

For the avoidance of doubt, and in each case subject to applicable local law limitations (A) the Collateral of Swissco shall secure the Swissco Obligations and no other Obligations, (B) the Collateral of Luxembourg Parent shall secure the Obligations of Luxembourg Parent, all Obligations Guaranteed by Luxembourg Parent and no other Obligations, (C) the Collateral of Luxembourg Holdco shall secure the Obligations of Luxembourg Holdco, all Obligations Guaranteed by Luxembourg Holdco and no other Obligations, (D) each guarantee provided under any Guarantee Agreement by any Loan Party that is not a CFC shall guarantee (and all Collateral in which a Lien is granted under any Loan Document by any Loan Party that is not a CFC shall secure) all the Obligations, and (E) each Guarantee provided by Luxembourg Parent, Luxembourg Holdco or Swissco shall guarantee the Obligations of each Foreign Subsidiary that is a CFC (other than, in each case, the party providing such Guarantee), but shall not be required to guarantee any Obligations of GrafTech or any Domestic Subsidiary.

Notwithstanding the foregoing:

(1) a Subsidiary shall not be required to Guarantee any Obligation or pledge or grant any security interest or Lien (A) if GrafTech shall have advised the Administrative Agent that it would be a violation of applicable law (or, in the case of a pledge of Capital Stock of an Unrestricted Subsidiary or a person that is not a Wholly Owned Subsidiary, a violation of an applicable contract in respect of which the Administrative Agent shall have determined under clause (B) of this subparagraph that obtaining a consent shall not be required) for such Subsidiary to take such action or (B) if and for so long as, in the judgment of the Administrative Agent, in consultation with GrafTech, the contractual, operational, expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits to accrue to the Lenders, justify taking such action;

(2) the Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on the Effective Date) where it determines that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Security Documents or the European Guarantee and Luxembourg Security Agreement, as applicable;

(3) the Collateral Agent is expressly authorized upon the request of a Borrower to release or authorize the release of any Collateral or Guarantee previously delivered in respect of any Obligation that at the time of such request is not required in order for the Collateral and Guarantee Requirement to be satisfied;

(4) no Default or Event of Default shall arise from any inadvertent failure to comply in any immaterial respect with the provisions of this Collateral and Guarantee Requirement if the Borrowers and the other Loan Parties shall have attempted in good faith to comply herewith and shall (upon becoming aware of such inadvertent failure to comply) take prompt action to effect compliance;

(5) any Excluded Foreign Loan Party may elect to become a CFC and the Collateral Agent is expressly authorized upon the request of a Borrower after the effectiveness of such election, so long as no Default or Event of Default has occurred and is continuing at the time of such request, to release any Collateral or Guarantee previously delivered in respect of any Obligation that would not have been required to have been delivered in order for the Collateral and Guarantee Requirement to have been satisfied had such Excluded Foreign Loan Party been a CFC at all relevant times hereunder;

(6) there shall be no requirement to pledge the Capital Stock of (A) GrafTech RUS LLC or GrafTech UK Limited, and no requirement that either of them or GrafTech Canada ULC shall provide any Collateral or enter into any Loan Document, in each case at any time prior to the date on which such person shall have total assets of $25,000,000 or more or (B) GrafTech Hong Kong Limited or GrafTech Germany GmbH and no requirement that either of them shall provide any Collateral or enter into any Loan Document, in each case at any time prior to the date on which such person shall have total assets of $10,000,000 or more; and

(7) under no circumstances shall Swissco grant any security interest in real estate to secure the Swissco Obligations.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, to acquire participations in Letters of Credit pursuant to Section 2.05 and to acquire participations in Swingline Loans pursuant to Section 2.19, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the Effective Date is $570,000,000.

“Commodity Rate Protection Agreement” shall mean any commodity hedging agreement or arrangement entered into by a Borrower or any Subsidiary and designed to protect against fluctuations in prices of commodities (including oil, petroleum coke, natural gas and electricity).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that (a) shall have failed to fund any Loan required to be funded by it for three or more Business Days after the date that the Borrowing of which such Loan is to be a part of is funded by Lenders, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) shall have failed to fund any portion of its participation in any LC Disbursement or Swingline Loan for three or more Business Days after the date on which such funding is to occur hereunder, (c) shall have notified the Administrative Agent (or shall have notified GrafTech, a Borrower, the Swingline Lender or the Issuing Bank, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations or its funding obligations generally under other credit or similar agreements to which it is a party (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied), (d) shall have failed (but not for fewer than three Business Days) after a request by the Administrative Agent to confirm that it will comply with its obligations to make Loans and fund participations in LC Disbursements and Swingline Loans hereunder or (e) shall have become the subject of a bankruptcy, liquidation or insolvency proceeding, or shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or shall have a parent company that has become the subject of a bankruptcy, liquidation or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in, or the exercise of control over, such Lender or parent company thereof by a Governmental Authority or an instrumentality thereof.

“Disposition Pending Reinvestment” shall mean any sale or other disposition of any asset or Capital Stock made in reliance on Section 6.05(i) in respect of which and to the extent that GrafTech shall have delivered a certificate of GrafTech signed by a Responsible Officer of GrafTech to the Administrative Agent (a) setting forth GrafTech’s intention to use the Net Proceeds thereof to reinvest pursuant to Capital Expenditures or Permitted Subsidiary Investments in assets useful in the business of the Subsidiaries (other than Unrestricted Subsidiaries) (including by way of a purchase of Capital Stock of any person holding such assets) and (b) certifying that (i) GrafTech has caused such Net Proceeds to be so used (it being understood that GrafTech may elect to deem such Net Proceeds to have been applied to effect any prior Capital Expenditure or Permitted Subsidiary Investments made in reliance on any other provision hereunder if such certificate of GrafTech so specifies, and such Capital Expenditure or Permitted Subsidiary Investment shall be deemed to have been effected with Available Disposition Proceeds and shall no longer constitute usage of such other provision upon the delivery of such certificate) or (ii) GrafTech has caused such Net Proceeds to be deposited pending such reinvestment in a collateral account maintained with the Administrative Agent to secure the Obligations (or, in the case of Net Proceeds owned by a CFC, to secure the Obligations of each Foreign Subsidiary that is a CFC) on terms and under documentation satisfactory to the Administrative Agent; provided, however, that (x) GrafTech may elect to satisfy the requirement under this sentence to deposit amounts in a collateral account by instead prepaying outstanding Revolving Loans and specifying in such certificate that a portion of the Commitments equal to the amount of such prepayment shall be blocked and not be available for any purpose except to the extent that GrafTech provides the Administrative Agent with further written notice that it has used or will within five Business Days use the proceeds of a Borrowing to reinvest as specified under this definition (and, if GrafTech provides such a notice with respect to its intent so to use such proceeds and fails so to apply all such proceeds within such five Business Day period, the Borrowers shall repay the unused portion of such proceeds on the last day of such period and a block on availability under the Commitments shall be reinstated in the amount of such unused proceeds) and (y) the aggregate amount of reinvestments in Permitted Subsidiary Investments that are not Permitted Acquisitions that may be included for purposes of delivering any notice or making any calculation to be made in determining compliance with the provisions of this definition and the related covenant requirements shall be limited to $60,000,000.

“Disqualified Stock” shall mean any Capital Stock that by its terms (or the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the final maturity of the latest maturing Loan.

“Dollars” or “$” shall mean the lawful money of the United States of America.

“Domestic Pledge Agreement” shall mean a Pledge Agreement substantially in the form of Exhibit B, among GrafTech, Finance, each other Domestic Subsidiary owning Capital Stock or Indebtedness (except as otherwise provided in the definition of Collateral and Guarantee Requirement) of GrafTech, Finance, Luxembourg Parent, any other Subsidiary or any other person, each other Foreign Subsidiary that is not a CFC that shall have become a party thereto in order to satisfy the Collateral and Guarantee Requirement, and the Collateral Agent for the benefit of the Secured Parties.

“Domestic Subsidiary” shall mean a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” shall mean, with respect to GrafTech and the Subsidiaries on a consolidated basis for any period, the consolidated net income of GrafTech and the Subsidiaries for such period, plus, to the extent deducted in computing such consolidated net income, without duplication, the sum of (a)(i) income tax expense and (ii) withholding tax expense incurred in connection with cross border transactions involving Foreign Subsidiaries, (b) interest expense, (c) depreciation and amortization expense, (d) any special charges and any extraordinary or non-recurring losses, (e) other non-cash items reducing consolidated net income, (f) non-cash exchange, translation or performance losses relating to any Interest/Exchange Rate Protection Agreements or currency or interest rate fluctuations, (g) fees, costs and expenses paid by GrafTech or any Subsidiary on or prior to December 31, 2011, in connection with the transactions under this Agreement consummated on the Effective Date, and (h) premium or make-whole costs incurred upon the prepayment, redemption or conversion of Indebtedness in an aggregate amount not to exceed (A) in any case, 10% of the principal amount prepaid, redeemed or converted or (B) $25,000,000 for all such prepayments, redemptions or conversions, minus, to the extent added in computing such consolidated net income, without duplication, (i) interest income, (ii) extraordinary or non-recurring gains, (iii) other non-cash items increasing consolidated net income, (iv) non-cash exchange, translation or performance gains relating to any Interest/Exchange Rate Protection Agreements or currency or interest rate fluctuations, and (v) all cash payments made during such period on account of reserves and other non-cash charges added to EBITDA in a previous period, which previous period ends on or after December 31, 2010.

“Effective Date” shall mean October 7, 2011.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the threat, the existence, or the continuation of the existence of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, to the preservation or reclamation of natural resources, to the treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to human health or safety, including the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. §§ 4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., and any similar or implementing state or foreign law, and all amendments thereto or regulations promulgated thereunder.

“Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Proceeds” shall mean Net Proceeds received by GrafTech from the issuance or sale by GrafTech after the Effective Date of any Capital Stock (other than Disqualified Stock) of GrafTech (other than sales of Capital Stock of GrafTech to directors, officers or employees of GrafTech, the Borrowers or any other Subsidiary in connection with permitted employee compensation and incentive arrangements).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414 of the Code.

“euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Swingline Rate” shall mean, with respect to any Swingline Loan denominated in euros for any day, the rate at which euro deposits with interest periods of one day are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at the time the Administrative Agent determines such rate on such day.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Guarantee and Luxembourg Security Agreement” shall mean the European Guarantee and Luxembourg Security Agreement substantially in the form of Exhibit L, by each CFC Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, subject to such limits as shall be required under applicable local law.

“Event of Default” shall have the meaning given such term in Article VII.

“Excess Foreign Transfer” shall mean any Foreign Transfer if, after giving effect thereto, the aggregate amount of all Foreign Transfers made after the Effective Date shall be $50,000,000 or more. “Foreign Transfer” shall mean any sale, lease or other transfer (other than any Investment made solely with cash that is expressly permitted by Section 6.04) resulting in any asset of GrafTech, Finance or any other Domestic Subsidiary becoming an asset of Luxembourg Parent, Luxembourg Holdco, Swissco or any other Foreign Subsidiary (including in each case, for the avoidance of doubt, (a) any such transfer resulting from any assumption of Indebtedness, assets or liabilities or from any merger or consolidation and (b) any such transfer that would constitute an Investment in Luxembourg Parent, Luxembourg Holdco, Swissco or such other Foreign Subsidiary); provided that none of the following transactions shall be a Foreign Transfer:

(i)	the transfer of inventory in the ordinary course of business consistent with past practice;

(ii)	any non-exclusive license of intellectual property; or

(iii)	sales or other dispositions of assets in accordance with Section 6.05(f).

“Exchange Rate” shall mean on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided, however, that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with the applicable Borrower, use any reasonable method it deems appropriate to determine such rate. Any such determination shall be conclusive absent manifest error.

“Exchange Rate Date” shall mean, if on such date any outstanding Revolving Exposure is (or any Revolving Exposure that has been requested at such time would be) denominated in a currency other than Dollars, each of:

(a) the last Business Day of each calendar quarter,

(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Administrative Agent in consultation with the applicable Borrower) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.

“Excluded Foreign Loan Party” shall mean a Foreign Subsidiary (other than Luxembourg Parent, Luxembourg Holdco or Swissco) that is a Loan Party, other than any Foreign Subsidiary in respect of which GrafTech or a Borrower shall have delivered written notice to the Administrative Agent specifying that such Foreign Subsidiary is not to be an Excluded Foreign Loan Party.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower or any LC Subsidiary hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under which such recipient is organized or in which its principal office is located, or in which its applicable lending office is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.18(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender (i) to the extent that such tax is in effect and would apply as of the date such Foreign Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Foreign Lender and is in effect and would apply at the time such lending office is designated or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.16(f), except, in the case of clause (i) above, to the extent, and only to the extent, that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower or any LC Subsidiary with respect to such withholding tax pursuant to Section 2.16(a) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of April 28, 2010, among GrafTech, Global, Finance, Swissco, the LC Subsidiaries party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing Credit Agreement and described on Schedule 2.05(j).

“Existing Security Documents” shall mean the Security Documents, the Guarantee Agreements and the indemnity, subrogation and contribution agreements executed and delivered in satisfaction of the Collateral and Guarantee Requirement under the 2011 Credit Agreement and the Existing Credit Agreement, including in connection with the Permitted Restructuring.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Finance” shall mean GrafTech Finance Inc., a Delaware corporation and an indirect, wholly owned subsidiary of GrafTech.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such person.

“Financial Statement Delivery Date” shall mean the 75th day following the end of each fiscal year of GrafTech, and the 40th day following the end of each of the first three fiscal quarters in each fiscal year of GrafTech.

“First Amendment” shall mean the First Amendment dated as of March 26, 2012, among GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco and the Administrative Agent.

“First Amendment Effective Date” shall mean March 26, 2012.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America or a political subdivision thereof.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Transfer” shall have the meaning given such term in the definition of Excess Foreign Transfer.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States applied on a consistent basis or, when reference is made to another jurisdiction, generally accepted accounting principles in effect from time to time in such jurisdiction applied on a consistent basis; provided that from and after the effectiveness of any change in the accounting principles used for financial reporting by GrafTech in accordance with Section 1.04(a)(ii), “GAAP” will mean IFRS, subject to Section 1.04(a)(i).

“General Debt Basket” shall mean (a) at all times when the Leverage Ratio as of the last day of the then most recently ended fiscal quarter is less than 3.25 to 1.00, $250,000,000, and (b) at all other times, $200,000,000.

“Global” shall mean GrafTech Global Enterprises Inc., a Delaware corporation.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision of any of them, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GrafTech” shall mean GrafTech International Ltd., a Delaware corporation.

“GrafTech International Holdings” shall mean GrafTech International Holdings Inc., a Delaware corporation and indirect wholly owned subsidiary of GrafTech.

“GrafTech Senior Secured Leverage Ratio” shall have the meaning given such term in Section 6.11.

“GrafTech USA” shall mean GrafTech USA LLC, a Delaware limited liability company.

“Guarantee” of or by any person shall mean (a) any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any collateral securing the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the holders of such Indebtedness of the payment of such Indebtedness, (iii) to maintain any working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such person securing any Indebtedness of any other person, whether or not such Indebtedness is assumed by such person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement.

“Guarantee Agreement” shall mean (a) a Guarantee Agreement substantially in the form of Exhibit C, by GrafTech and each Domestic Subsidiary (except as otherwise provided in the definition of Collateral and Guarantee Requirement) in favor of the Collateral Agent for the benefit of the Secured Parties; (b) the European Guarantee and Luxembourg Security Agreement (it being understood that notwithstanding anything contained herein to the contrary, no Guarantee Agreement will require any Foreign Subsidiary that is a CFC to issue a Guarantee as to any Obligations of GrafTech or any Domestic Subsidiary); and (c) in connection with the Guarantees of the Obligations by Foreign Subsidiaries that are not CFCs, other guarantee agreements or similar agreements (subject in each case to such limits as shall be required under applicable local law) giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

“Guarantor” shall mean GrafTech, Finance and each other Subsidiary that at any time has outstanding at such time a Guarantee under any Guarantee Agreement in respect of all the Obligations.

“Guidelines” shall mean, together, (a) Guideline S-02.123 in relation to interbank loans of September 22, 1986 (Circulaire relative à l’impôt anticipé sur les intérêts des avoirs en banque dont les créanciers sont des banques – avoirs interbancaires –, du 22 septembre 1986), (b) Guideline S-02.122.1 in relation to bonds of April 1999 (Circulaire sur les obligations, d’avril 1999), (c) guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Circulaire sur les papiers monétaires et créances comptables de débiteurs suisses, d’avril 1999), (d) Guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Circulaire sur le traitement fiscal des prêts consortiaux, reconnaissances de dette, effets de change et sous-participations, de janvier 2000), (e) circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Circulaire no 34 du 26 juillet 2011 sur les avoirs de clients) and (f) circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss Stamp Taxes (Circulaire no 15 du 7 février 2007 sur les obligations et instruments financiers dérivés en tant qu’objets de l’impôt fédéral direct, de l’impôt anticipé et des droits de timbre), in each case as issued, amended or substituted from time to time by the Swiss Federal Tax Administration.

“Hazardous Material” shall mean any material meeting the definition of a “hazardous substance” in CERCLA 42 U.S.C. §9601(14) and all explosive or radioactive substances or wastes, toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum, petroleum distillates or fractions or residues, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or materials or equipment containing PCBs in excess of 50 ppm, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, or that reasonably could form the basis of an Environmental Claim.

“Holdings” shall mean GrafTech Holdings Inc., a Delaware corporation.

“IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board, applied in accordance with the consistency requirements thereof.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (other than progress payments or similar partial or advance payments not in the nature of Indebtedness related to goods or services to be sold that are received in the ordinary course of business), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person and (i) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnity, Subrogation and Contribution Agreement” shall mean an Indemnity, Subrogation and Contribution Agreement substantially in the form of Exhibit D among GrafTech, the Guarantors (other than any Foreign Subsidiaries that are Guarantors) and the Collateral Agent.

“Ineligible Assignee” shall mean GrafTech or any Affiliate of GrafTech.

“Interest Coverage Ratio” shall have the meaning given such term in Section 6.10.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to GrafTech and the Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense of GrafTech and the Subsidiaries for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of GrafTech and the Subsidiaries on a consolidated basis for such period, minus (c) interest income of GrafTech and the Subsidiaries on a consolidated basis for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by GrafTech, the Borrowers and the other Subsidiaries with respect to interest rate protection agreements on a consolidated basis for such period.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (b) with respect to any Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December and the date on which such Loan is repaid or converted to a Eurocurrency Loan and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each affected Lender, any other period not in excess of twelve months) thereafter, as the applicable Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period in respect of a Revolving Borrowing that would otherwise end after the Revolving Maturity Date shall instead end on the Revolving Maturity Date. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest/Exchange Rate Protection Agreement” shall mean any interest rate or currency hedging agreement or arrangement (a) which was entered into by a Borrower or another Subsidiary prior to the Effective Date or (b) which is entered into by a Borrower or another Subsidiary after the Effective Date, and in each case designed to protect against fluctuations in interest rates or currency exchange rates or to take advantage of reduced interest rates by converting fixed rate obligations to floating rate obligations.

“Investment” shall have the meaning given such term in Section 6.04.

“Investor Presentation” shall have the meaning given such term in Section 3.15(a).

“Issuing Bank” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.05(l). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Cash Collateral” shall mean any and all deposits made by the Borrowers or LC Subsidiaries pursuant to Section 2.05(i) and interest and other amounts derived from the investment of such deposited amounts and included in such deposits.

“LC Disbursement” shall mean a payment made by the Issuing Bank in respect of a Letter of Credit. The amount of any LC Disbursement made by the Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower or LC Subsidiary shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, (b) the aggregate amount of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit denominated in Alternative Currencies at such time, (c) the aggregate amount of all LC Disbursements denominated in Dollars that have not yet been reimbursed by or on behalf of the applicable Borrower or LC Subsidiary at such time and (d) the aggregate amount of the US Dollar Equivalents of the amounts of all LC Disbursements denominated in Alternative Currencies that have not yet been reimbursed by or on behalf of the applicable Borrower or LC Subsidiary at such time. The LC Exposure of any Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure.

“LC Subsidiary” shall mean, at any time, without duplication, each of (a) the Borrowers, (b) Swissco, (c) the Subsidiaries set forth on Schedule 1.01 and (d) each other Wholly Owned Subsidiary that has been designated as an LC Subsidiary by a Borrower pursuant to Section 2.05(k), other than any Subsidiary that has ceased to be an LC Subsidiary as provided in Section 2.05(k).

“LC Subsidiary Agreement” shall mean an LC Subsidiary Agreement substantially in the form of Exhibit G-1.

“LC Subsidiary Termination” shall mean an LC Subsidiary Termination substantially in the form of Exhibit G-2.

“Lenders” shall mean the persons listed on Schedule 2.01 and any other person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” as of the last day of any fiscal quarter shall mean the ratio of (a) Total Debt as of such day to (b) EBITDA for the four quarter period ended as of such day.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, the rate per annum appearing on the Reuters “LIBOR01” screen or other applicable Reuters screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which, as applicable, Dollar deposits of $5,000,000 or euro deposits of €5,000,000, and for a maturity comparable to such Interest Period, are offered by the principal London office of the Administrative Agent (or, if different, the arithmetic average of the rates at which such deposits are offered by the principal London offices of the Administrative Agent and Bank of America, N.A.) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided, however, that contractual, statutory and common law rights of set-off shall not constitute Liens.

“Liquidity” shall mean, at any time, the sum of (a)(i) the total aggregate amount of the Available Commitments then in effect minus (ii) the total aggregate amount of the Revolving Exposures, and (b) Unrestricted Cash.

“Loan Documents” shall mean the First Amendment, the Amendment and Restatement Agreement, this Agreement, any promissory note issued under Section 2.04(d), the Guarantee Agreements, the Indemnity, Subrogation and Contribution Agreement, the Security Documents and all Reaffirmation Documents.

“Loan Modification Agreement” shall have the meaning given such term in Section 9.02(c).

“Loan Parties” shall mean GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco and each other Subsidiary that is a Guarantor.

“Loans” shall mean the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” shall mean (a) with respect to a Loan or Borrowing made to a Borrower in Dollars, New York City time, and (b) with respect to a Loan or Borrowing made to a Borrower in euros, London time.

“Luxembourg Borrower Designation” shall mean a notice, substantially in the form of Exhibit K hereto or any other form approved by the Administrative Agent, executed by GrafTech, Luxembourg Holdco and Swissco and delivered to the Administrative Agent, setting forth the Luxembourg Borrower Designation Effective Date.

“Luxembourg Borrower Designation Effective Date” shall mean the date on which Luxembourg Holdco becomes a Borrower hereunder, as set forth in the Luxembourg Borrower Designation.

“Luxembourg Holdco” shall mean GrafTech Luxembourg II S.à.r.l., a Luxembourg société à responsabilité limitée that is a direct wholly owned subsidiary of Luxembourg Parent and an indirect, wholly owned subsidiary of GrafTech.

“Luxembourg Law Limitations” shall mean the limitations set forth beneath the caption “Luxembourg Parent and Luxembourg Holdco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Luxembourg Parent” shall mean GrafTech Luxembourg I S.à.r.l., a Luxembourg société à responsabilité limitée that is a direct wholly owned subsidiary of GrafTech International Holdings and an indirect, wholly owned subsidiary of GrafTech.

“Luxembourg Domestic Pledge Agreements” shall mean (a) the Pledge Agreement dated as of March 26, 2012, governed by New York law, between Luxembourg Parent and the Collateral Agent for the benefit of the Secured Parties, and (b) the Pledge Agreement dated as of March 30, 2012, governed by New York law, between Luxembourg Holdco and the Collateral Agent for the benefit of the Secured Parties.

“Mandatory Costs Rate” shall have the meaning given such term in Exhibit F.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the assets, business, properties, financial condition or results of operations of GrafTech, the Borrowers and the other Subsidiaries, taken as a whole, (b) a material impairment of the ability of GrafTech, a Borrower or any other Subsidiary to perform any of its material obligations under any Loan Document to which it is or will be a party or (c) an impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, the Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Obligation” shall mean Indebtedness (other than Indebtedness under any Loan Document) of, or obligations in respect of any Interest/Exchange Rate Protection Agreement, Commodity Rate Protection Agreement or Cash Management Arrangement of, GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco or any other Subsidiary, in each case having an aggregate principal amount in excess of $17,500,000. For purposes of determining a Material Obligation, the “principal amount” of the obligations of GrafTech, Finance, Swissco or any other Subsidiary in respect of any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements (or other offsetting agreements that by the terms of the applicable Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement reduce the amount otherwise due thereunder)) that GrafTech, Finance, Luxembourg

Parent, Luxembourg Holdco, Swissco or such other Subsidiary would, as reasonably determined by a Financial Officer of Finance, be required to pay if such Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement were terminated at such time.

“MNPI” shall mean material information concerning GrafTech, the Borrowers and the other Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each parcel of real property and improvements thereto identified on Schedules 4.23(a)(i) and 4.23(b)(i) as a Mortgaged Property, and each other parcel of real property and improvements thereto from time to time hereafter owned in fee or held as a lessee under a ground lease by GrafTech, Finance or any other Domestic Subsidiary (other than GrafTech NY Inc.).

“Mortgages” shall mean mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents and other security documents reasonably satisfactory to the Collateral Agent, delivered pursuant to Section 4.01, 4.03 or 5.11.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received, but only as and when received, in respect of such event, including any cash received in respect of any non-cash proceeds, net of (b) the sum of (i) all reasonable fees, commissions and out-of-pocket expenses, costs and charges paid by GrafTech and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Lease-Back Transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by GrafTech and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by GrafTech and the Subsidiaries, and the amount of any reserves established by GrafTech and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of GrafTech).

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Bank” shall mean any person who does not qualify as a Qualifying Bank.

“Non-Refundable Portion” shall have the meaning given such term in Section 2.12(f).

“Notes Liquidity Test” shall mean, at the time of calculation, that (a) Liquidity is not less than $300,000,000 at such time, (b) the Availability Condition is satisfied at such time and (c) GrafTech is in compliance with the covenants contained in Sections 6.10 and 6.11, recomputed as at the last day of the most recently ended fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) on a pro forma basis after giving effect to any subsequent acquisition, disposition or incurrence of Indebtedness permitted under this Agreement, as if such acquisition, disposition or incurrence, as applicable, had occurred on the first day of each relevant period for testing such compliance.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a Borrower or any other Subsidiary under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (iii) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Indebtedness of Luxembourg Parent, Luxembourg Holdco and Swissco owed to Finance or any other Loan Party, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries under this Agreement and the other Loan Documents and the Indebtedness referred to in subclause (iii) of this clause (a), (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries under or pursuant to this Agreement and the other Loan Documents, (c) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries, monetary or otherwise, under each Interest/Exchange Rate Protection Agreement and each Commodity Rate Protection Agreement entered into with any counterparty that (i) is or was a Lender (or an Affiliate thereof) at the time such Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement was entered into or (ii)(A) was a “Lender” (or an Affiliate thereof) as defined in the 2011 Credit Agreement or the Existing Credit Agreement (or in

the “Existing Credit Agreement” referred to in the Existing Credit Agreement) at the time such Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement was entered into and (B) was one of the initial Lenders under the 2011 Credit Agreement (or an Affiliate thereof), and (d) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of the obligations of GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries, monetary or otherwise, under each Cash Management Arrangement entered into with (i) any person that is or was a Lender (or an Affiliate thereof) at the time such Cash Management Arrangement was entered into or (ii) in the case of any Cash Management Arrangement in effect on the Effective Date, any person that was a Lender under the 2011 Credit Agreement on the Effective Date (or an Affiliate thereof); provided, that notwithstanding anything to the contrary set forth herein, the amounts payable at any time by any CFC Guarantor under the European Guarantee and Luxembourg Security Agreement or any applicable Security Document entered into by such CFC Guarantor shall be subject at any time, and as applicable, to, in the case of (x) either Luxembourg Parent or Luxembourg Holdco, the Luxembourg Law Limitations and (y) Swissco, the Swiss Law Limitations. For the avoidance of doubt, the Swiss Law Limitations shall only apply to the aggregate Upstream and Cross-Stream Obligations of Swissco (and not to Obligations that are Swissco’s primary obligations or the primary obligations of Foreign Subsidiaries that are direct or indirect subsidiaries of Swissco), as described under the caption “Swissco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Other Taxes” shall mean any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning given such term in Section 9.04(e).

“Participant Register” shall have the meaning given such term in Section 9.04(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall have the meaning given such term in the Security Agreements described in paragraph (a) of the definition of the term “Security Agreements”.

“Permitted Acquisition” shall mean any acquisition from a person other than GrafTech or a Subsidiary of all or substantially all the assets of, or any shares or other equity interests in, a person or division or line of business of a person (or any subsequent Investment made in a previously acquired Permitted Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) any acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary that is owned directly by GrafTech, a domestic Wholly Owned Subsidiary, Luxembourg Parent, Luxembourg Holdco or Swissco (unless there is a material tax or legal or other economic disadvantage in having GrafTech, a domestic Wholly Owned Subsidiary, Luxembourg Parent, Luxembourg Holdco or Swissco hold such Capital Stock, in which case such Capital Stock may be held directly by another Foreign Subsidiary) and all actions required to be taken, if any, with respect to such assets or such acquired or newly formed Subsidiary under Section 5.11 shall have been taken, (d) GrafTech shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) as if such acquisition or formation had occurred on the first day of each relevant period for testing such compliance, and GrafTech shall have delivered to the Administrative Agent a certificate of GrafTech signed by a Responsible Officer of GrafTech to such effect, together with all relevant financial information for such person or division or line of business of a person (including a summary of the financial terms of the acquisition or Investment and the material terms of any joint venture arrangements), (e) the Availability Condition shall be satisfied following such acquisition and payment of all related costs and expenses and (f) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 9.02(c), providing for an extension of the Revolving Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Investments” shall mean: (a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating) or higher at the time of deposit by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act of 1933, as amended); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank or trust company meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of GrafTech) organized and in existence under the laws of the

United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A2 by Moody’s; (f) in the case of any Subsidiary organized in a jurisdiction outside the United States: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof); provided, however, that such obligations have a rating of at least A by S&P or A2 by Moody’s (or the equivalent thereof from comparable foreign rating agencies), (ii) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (iii) Investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of GrafTech, comparable in investment quality to such Investments and obligors (or the parents of such obligors); provided, however, that the aggregate face amount outstanding at any time of such Investments of all Foreign Subsidiaries made pursuant to this clause (iii) does not exceed $75,000,000; (g) mutual funds whose investment guidelines restrict such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and (h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Total Assets as of the end of GrafTech’s most recently completed fiscal year.

“Permitted Refinancing Notes” shall mean any senior subordinated unsecured notes issued by GrafTech, and the Guarantees thereof by any Domestic Subsidiary that is a Loan Party, incurred to repay, prepay, refinance or redeem the Senior Subordinated Notes, provided that (a) as promptly as practicable and in any event within 30 days after the date of the issuance or incurrence thereof, 100% of the Net Proceeds thereof shall be applied to repay, prepay, refinance or redeem the Senior Subordinated Notes, (b) such notes, and any Guarantees thereof, are subordinated in right of payment to all of the Obligations on terms no less favorable to the Lenders than the terms of the Senior Subordinated Notes, (c) the stated final maturity thereof shall be no earlier than 91 days after October 7, 2016, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after October 7, 2016, (d) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control) prior to the 91st day after October 7, 2016, (e) the terms, conditions and covenants of such notes shall be such as are typical and customary at the time of the issuance of such notes for high yield subordinated debt securities issued in a public offering (as determined by the Board of Directors or senior management of GrafTech in good faith), (f) no Subsidiary other than any Domestic Subsidiary that is a Loan Party shall Guarantee obligations of GrafTech thereunder, and each such Guarantee

(i) shall provide for the release and termination thereof, without action by any person, upon any release and termination of the Guarantee by the applicable Subsidiary of the Obligations and (ii) shall be subordinated to the Guarantee by the applicable Subsidiary of the Obligations on terms no less favorable to the Lenders than the subordination provisions of such notes, and (g) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by any Lien on any asset of GrafTech or any Subsidiary.

“Permitted Restructuring” shall have the meaning given such term in Section 9.19(a) of the 2011 Credit Agreement.

“Permitted Subsidiary Investment” shall mean (a) any Permitted Acquisition of, and any other Investment by any Loan Party in Capital Stock of, any Subsidiary or other person that is not a Loan Party that would be a Permitted Acquisition but for the fact that it is an acquisition of less than all the Capital Stock in such Subsidiary or other person, and (b) any loan or advance by any Loan Party to, or Guarantee by any Loan Party of Indebtedness of, or other cash Investment by any Loan Party in, any Subsidiary.

“Permitted Subsidiary Transfer” shall mean the transfer from any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party but at least 90% of the outstanding Capital Stock of which is owned by GrafTech or a Wholly Owned Subsidiary of inventory and equipment in the ordinary course of business consistent with past practice.

“person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code sponsored, maintained or contributed to by the Borrowers or any ERISA Affiliate.

“Platform” shall have the meaning given such term in Section 9.18(b).

“Pledge Agreements” shall mean (a) the Domestic Pledge Agreement; (b) pledge agreements or similar agreements entered into by GrafTech International Holdings (as direct parent of Luxembourg Parent), Luxembourg Parent, Luxembourg Holdco and Swissco giving effect to the Collateral and Guarantee Requirement (including the Luxembourg Domestic Pledge Agreements and the Swissco Pledge Agreement) for the benefit of the Secured Parties and in form and substance reasonably satisfactory to the Collateral Agent; and (c) in connection with pledges of Capital Stock in, or Indebtedness owed by, Foreign Subsidiaries, other pledge agreements or similar agreements giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Production Capacity Rights” shall mean the right to acquire, at prevailing market prices at the time of any given purchase, up to a contractually determined aggregate amount or percentage of the overall production capacity of a particular vendor or production facility.

“Properties” shall have the meaning given such term in Section 3.17(a).

“Public Side Lender Representatives” shall mean, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualifying Bank” shall mean any legal entity which is recognized as a bank by the banking laws in force in its country of incorporation, or if acting through a branch, in the country of that branch, and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making and has a genuine banking activity.

“Reaffirmation Documents” shall mean affirmations, reaffirmations, addenda, amendments or other modifying or confirmatory documents in form and substance reasonably satisfactory to the Collateral Agent.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall have the meaning given such term in CERCLA, 42 U.S.C. §9601(22).

“Remedial Action” shall mean (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions, including studies and investigations, required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way respond to any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) monitor the presence of Hazardous Material in the environment or the progress of any treatment or abatement program.

“Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Required Lenders” shall mean, at any time, Lenders having Loans, LC Exposures and unused Commitments (excluding commitments to issue Letters of Credit)

representing more than 50% of the sum of all Loans outstanding, Letter of Credit Exposures and unused Commitments (excluding commitments to issue Letters of Credit) at such time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restatement Effective Date” shall mean April 20, 2012.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of GrafTech, a Borrower or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Capital Stock of GrafTech, a Borrower or any other Subsidiary or any option, warrant or other right to acquire any such Capital Stock, but not any payments in respect of deferred compensation, stock appreciation rights, phantom stock or similar arrangements. “Restricted Payment” shall also include any spin off or other non-cash distribution effected under Section 6.05(j).

“Revolving Availability Period” shall mean the period from and including the Effective Date to but excluding the earlier of (a) the 10th day prior to the Revolving Maturity Date and (b) the date of termination of the Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s Applicable Percentage of the principal amounts of the outstanding Revolving Loans denominated in Dollars, plus (b) such Lender’s Applicable Percentage of the aggregate amount of the US Dollar Equivalents of the principal amounts of the outstanding Revolving Loans denominated in euros, plus (c) the aggregate amount of such Lender’s LC Exposure, plus (d) the aggregate amount of such Lender’s Swingline Exposure.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01. Each Revolving Loan denominated in Dollars shall be a Eurocurrency Loan or a Base Rate Loan, and each Revolving Loan denominated in euros shall be a Eurocurrency Loan.

“Revolving Maturity Date” shall mean October 7, 2016; provided that if (a) prior to August 30, 2015, the Senior Subordinated Notes have not been refinanced or repaid in full in accordance with this Agreement and (b) GrafTech shall not have satisfied the Notes Liquidity Test as of August 20, 2015, “Revolving Maturity Date” shall mean August 30, 2015; provided, further, if as of August 30, 2015, the Notes Liquidity Test is satisfied, then “Revolving Maturity Date” shall mean October 7, 2016, unless, at any time after August 30, 2015, and prior to the earlier to occur of (A) November 30, 2015, and (B) the refinancing or repayment in full of the Senior Subordinated Notes in accordance with this Agreement, as applicable, the Notes Liquidity Test is not satisfied, in which case the “Revolving Maturity Date” shall be the first date on which the Notes Liquidity Test is not satisfied.

“S&P” shall mean Standard & Poor’s.

“Sale and Lease-Back Transaction” shall have the meaning given such term in Section 6.03.

“Seadrift” shall mean Seadrift Coke L.P., a Delaware limited partnership.

“Secured Parties” shall mean the Agents, each Lender, the Issuing Bank and each other person to which any of the Obligations is owed.

“Security Agreements” shall mean (a) a Security Agreement substantially in the form of Exhibit H among GrafTech, Finance and (except as otherwise provided in the definition of Collateral and Guarantee Requirement) the other Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, (b) an Intellectual Property Security Agreement substantially in the form of Exhibit I between GrafTech, Finance and (except as otherwise provided in the definition of Collateral and Guarantee Requirement) the other Domestic Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) in connection with the creation of security interests in the assets of Luxembourg Parent, Luxembourg Holdco and Swissco, other security agreements or similar agreements giving effect to the Collateral and Guarantee Requirement and in form and substance reasonably satisfactory to the Collateral Agent.

“Security Documents” shall mean the Security Agreements, the Pledge Agreements, the Mortgages and each other security agreement, control agreement or other instrument executed and delivered in satisfaction of the Collateral and Guarantee Requirement or pursuant to Section 5.11 or in connection with the deposit of collateral with the Administrative Agent as contemplated by the definition of Disposition Pending Reinvestment or under Section 2.05(i) or otherwise.

“Senior Secured Debt” shall mean, with respect to GrafTech and the Subsidiaries on a consolidated basis, at any time, that portion of Total Debt which is secured by any assets of GrafTech or any Subsidiary.

“Senior Subordinated Notes” shall mean GrafTech’s Senior Subordinated Notes due November 30, 2015.

“Significant Subsidiary” shall mean Seadrift, GrafTech USA, Holdings, Global, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco, any LC Subsidiary, any Subsidiary owning Capital Stock of a Significant Subsidiary or an LC Subsidiary and any other Subsidiary that at the date of any determination on a consolidated basis (a) accounts for 2.5% or more of the consolidated total assets of GrafTech, (b) has accounted for 2.5% or more of EBITDA for each of the two consecutive periods of four fiscal quarters immediately preceding the date of determination or (c) has been designated by GrafTech in writing to the Administrative Agent as a Significant Subsidiary, which designation has not subsequently been withdrawn.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (the “parent”) at any date of determination, any person (other than a natural person or a Governmental Authority) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other person (other than a natural person or a Governmental Authority) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, at such date, owned, controlled or held, or (b) that is, at such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of GrafTech (other than any Unrestricted Subsidiary).

“Subsidiary Loan Party” shall mean any Loan Party that is a Subsidiary.

“Supply Chain Arrangement” shall mean (a) each of the Agreement between Swissco and UTEXEM Logistics Limited (“UTEXEM”) under which UTEXEM buys raw materials from Conoco which it resells to Swissco on longer payment terms and other similar supply chain contracts, in each case entered into to obtain longer payment terms for the purchase of raw materials, provided that (i) the aggregate amount owed by Swissco under all such agreements at any time shall not exceed $50,000,000 and (ii) the payment terms shall not be longer than 90 days under any such agreement; and (b) each of the existing agreement between GrafTech Mexico S.A. de C.V. and Banorte under which Banorte buys raw materials and other supplies which it resells to GrafTech Mexico S.A. de C.V. on longer payment terms and other similar supply chain contracts of Foreign Subsidiaries, in each case entered into to obtain longer payment terms for the purchase of raw materials and other supplies, provided that (1) the aggregate amount owed by

Foreign Subsidiaries under all such agreements at any time shall not exceed $15,000,000 and (2) the payment terms shall not be longer than 90 days under any such agreement.

“Swingline Exposure” shall mean, at any time, the US Dollar Equivalent of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.19.

“Swiss Federal Tax Administration” shall mean the Swiss federal tax authorities referred to in Article 34 of the Swiss Withholding Tax Act.

“Swiss Law Limitations” shall mean the limitations set forth beneath the caption “Swissco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Swiss One Hundred Non-Bank Rule” shall mean the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks, of Swissco under all its outstanding debts, facilities and/or private placements (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010) but not including loan relationships under a Facility that already qualifies for Swiss Withholding Tax purposes as a debenture as per the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule), must not at any time exceed one hundred, all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time, being understood that for purposes hereof the maximum number of ten Non-Qualifying Banks permitted under this Agreement shall be taken into account (whether or not ten Non-Qualifying Banks do so participate at any given time).

“Swiss Tax Deduction” shall mean a deduction or withholding for or on account of Swiss Tax from a payment under this Agreement.

“Swiss Ten Non-Bank Rule” shall mean the rule that the aggregate number of Lenders and Participants (as defined in Section 9.04(e)) in respect of Loans to Swissco pursuant to this Agreement which are not Qualifying Banks must not at any time exceed ten, all in accordance with the Guidelines.

“Swiss Twenty Non-Bank Rule” shall mean the rule that the aggregate number of (a) creditors other than Qualifying Banks of Swissco under all outstanding debts relevant for the classification as debenture (Kassenobligation) (including intragroup loans, facilities or private placements (including Loans pursuant to this Agreement)) and (b) where the number of debt instruments is relevant, the number of such debt instruments, being understood that for purposes hereof the maximum number of ten Non-Qualifying Banks permitted under this Agreement shall be taken into account (whether or not ten Non-Qualifying Banks do so participate at any given time), must not at any time exceed twenty, all in accordance within the meaning of the Guidelines.

“Swiss Withholding Tax” shall mean the Swiss withholding tax as per the Swiss Federal Withholding Tax Act.

“Swiss Withholding Tax Act” shall mean the Swiss federal act on withholding tax, of October 13, 1965, as modified from time to time.

“Swiss Withholding Tax Rules” shall mean, together, the Swiss Ten Non-Bank Rule and/or the Swiss Twenty Non-Bank Rule and the Swiss One Hundred Non-Bank Rule.

“Swissco” shall mean GrafTech Switzerland S.A., a Swiss corporation that is a direct wholly owned subsidiary of Luxembourg Holdco and an indirect, wholly owned subsidiary of GrafTech.

“Swissco Obligations” shall mean the Obligations of Swissco (including its Obligations arising under the European Guarantee and Luxembourg Security Agreement pursuant to which Swissco has guaranteed the Obligations of each other Foreign Subsidiary that is a CFC), subject, as applicable, to the Swiss Law Limitations. For the avoidance of doubt, the Swiss Law Limitations shall only apply to the aggregate Upstream and Cross-Stream Obligations of Swissco (and not to Obligations that are Swissco’s primary obligations or the primary obligations of Foreign Subsidiaries that are direct or indirect subsidiaries of Swissco), as described under the caption “Swissco” on Schedule I to the European Guarantee and Luxembourg Security Agreement.

“Swissco Pledge Agreement” shall mean the Amended and Restated Pledge Agreement dated as of March 26, 2012, between Swissco and the Collateral Agent for the benefit of the Secured Parties.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Sharing Agreement” shall mean (a) the tax sharing agreement dated February 16, 2000, among GrafTech, Global, Finance, GrafTech International Holdings, UCAR Holdings II, Inc., UCAR Holdings III, Inc., GrafTech NY Inc. f/k/a Union Carbide Grafito, Inc. and UCAR Composites Inc. and (b) any other tax allocation agreement between or among GrafTech, a Borrower or any of the other Subsidiaries with respect to consolidated or combined tax returns including a Borrower or any of the other Subsidiaries, but only to the extent that amounts payable from time to time by a Borrower or any such other Subsidiary under any such agreement do not exceed the corresponding tax payments that such Borrower or such other Subsidiary would have been required to make to any relevant taxing authority had such Borrower or such other Subsidiary not joined in such consolidated or combined return, but instead had filed returns including only Finance and the other Subsidiaries (provided, however, that any such agreement may provide that, if a Borrower or any such other Subsidiary ceases to be a member of the affiliated group of corporations of which GrafTech is the common parent for purposes of filing a consolidated federal income tax return (such cessation, a “Deconsolidation Event”), then such Borrower or such other Subsidiary will indemnify GrafTech with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on GrafTech as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to such Borrower, such other Subsidiary or any predecessor business thereof (computed as if such Borrower, such other Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of such Borrower or such other Subsidiary with respect to any such period).

“Total Assets” shall mean, with respect to GrafTech and the Subsidiaries on a consolidated basis at any date of determination, all assets which would, in accordance with GAAP, be classified on a consolidated balance sheet of GrafTech and the Subsidiaries as assets at such date of determination.

“Total Debt” shall mean, with respect to GrafTech and the Subsidiaries on a consolidated basis at any time, without duplication, all Capital Lease Obligations, Indebtedness in respect of the deferred purchase price of property or services and Indebtedness for borrowed money (including matured or contingent reimbursement obligations in respect of Letters of Credit that support an obligation that constitutes any such Indebtedness) of GrafTech and the Subsidiaries at such time.

“Transactions” shall have the meaning given such term in Section 3.02.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unrestricted Cash” shall mean cash and Permitted Investments owned by the Loan Parties and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Loan Documents).

“Unrestricted Subsidiary” shall mean (a) any subsidiary of GrafTech (other than Seadrift, GrafTech USA, Holdings, Luxembourg Parent, a Borrower or any of their subsidiaries) and any other direct or indirect Investment by GrafTech or any such Subsidiary in the Capital Stock of any other person (other than Seadrift, GrafTech USA, Holdings, Luxembourg Parent, a Borrower or any other Subsidiary) so long as (i) none of the Capital Stock or other ownership interests of such subsidiary or other person is owned by Seadrift, GrafTech USA, Holdings, Luxembourg Parent, a Borrower or any of their subsidiaries, (ii) GrafTech shall have notified the Administrative Agent of its acquisition or creation of such subsidiary or such other Investment and its ownership interest therein concurrently with such acquisition, creation or Investment and the intended purposes of such subsidiary or Investment, (iii) if any such subsidiary shall be part of a consolidated, combined or unitary tax return together with GrafTech, Seadrift, GrafTech USA, Holdings, Luxembourg Parent, a Borrower or any of the Subsidiaries, such subsidiary (unless it is a CFC) shall have entered into the Tax Sharing Agreement existing at the time of such acquisition or creation (or another tax sharing agreement containing terms which, in the reasonable judgment of the Administrative Agent, are customary in similar circumstances to provide an appropriate allocation of tax liabilities and benefits), (iv) except in the case of GrafTech as permitted in the proviso below, none of GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries shall have any contingent liability in respect of such subsidiary or Investment or any obligations thereof and (v) any such subsidiary or Investment shall be capitalized solely from the following sources: (A) any Investment by any person other than GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries; (B) Indebtedness issued by such subsidiary or person, or any of its subsidiaries, (other than Indebtedness to GrafTech, Luxembourg Parent, a Borrower or any other Subsidiary) that is nonrecourse to GrafTech, Luxembourg Parent, the Borrowers and the other Subsidiaries (except in the case of GrafTech as otherwise permitted by the proviso below), or proceeds thereof; (C) Capital Stock of such subsidiary or person, or any other Unrestricted Subsidiary, or proceeds thereof, other than Capital Stock sold to GrafTech, Luxembourg Parent, a Borrower or any other Subsidiary; and (D) proceeds of Investments permitted to be made in Unrestricted Subsidiaries pursuant to Section 6.04; provided, however, that GrafTech may incur a contingent liability or Indebtedness in a specified and limited amount in respect of such a subsidiary or Investment if it would at the time of such incurrence be permitted to make an additional Investment in such subsidiary or other applicable person in the amount of such incurrence and the amount so incurred shall thereafter constitute an Investment in such subsidiary or other person in such amount for purposes of calculating compliance with Section 6.04; and (b) any subsidiary of an Unrestricted Subsidiary.

“Upstream and Cross-Stream Obligations” shall mean Obligations of Swissco securing and/or guaranteeing Obligations of Foreign Subsidiaries that are direct or indirect parent companies of Swissco or their direct or indirect subsidiaries (except for Swissco itself and its direct and indirect subsidiaries).

“US Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in euros or any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency in effect at such time under the provisions of such Section.

“USA Patriot Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“VAT” means (a) Taxes imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Taxes referred to in clause (a) above, or imposed elsewhere.

“VAT Subject Party” shall have the meaning given such term in Section 2.16(i).

“VAT Supplier” shall have the meaning given such term in Section 2.16(i).

“VAT Recipient” shall have the meaning given such term in Section 2.16(i).

“Wholly Owned Subsidiary” shall mean a Subsidiary at least 99% of the Capital Stock of which (other than directors’ qualifying shares) is owned by GrafTech or another Wholly Owned Subsidiary.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References herein to the taking of any action hereunder of an administrative nature by a Borrower shall be deemed to include references to GrafTech or the other Borrower taking such action on such Borrower’s behalf and the Agents are expressly authorized to accept any such action taken by GrafTech or the other Borrower as having the same effect as if taken by such Borrower. Each reference herein to “director’s qualifying shares” or similar terms shall be deemed to include a reference to “or other de minimis amounts of equity required under applicable local law to be owned by local persons”.

SECTION 1.04. Accounting Terms; GAAP. (a) (i) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided, however, that if a Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision, including any change to IFRS as contemplated by paragraph (ii) below (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(ii) GrafTech may use IFRS for financial reporting purposes, provided that GrafTech shall give the Administrative Agent not less than 60 days’ (or such shorter period of time as the Administrative Agent shall agree in its sole discretion) prior written notice of any change in the accounting principles used for financial reporting by GrafTech accompanied by a certificate of a Financial Officer of GrafTech (i) specifying the material effects of such change in accounting principles on GrafTech’s most recent audited financial statements and (ii) setting forth reasonably detailed calculations of the effect of such change in accounting principles as of the last day of the fiscal period covered by such financial statements on (A) the Interest Coverage Ratio, (B) the Leverage Ratio and (C) the GrafTech Senior Secured Leverage Ratio.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, Investment, sale, disposition, merger or similar event shall reflect on a pro forma basis such event as if consummated on the first day of the period for which the applicable computation is being made and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

(c) Except as expressly provided herein, all accounting and financial calculations and determinations hereunder shall be made without consolidating the accounts of Unrestricted Subsidiaries with those of GrafTech, the Borrowers or any other Subsidiary, notwithstanding that such treatment is inconsistent with GAAP.

(d) For purposes of any determination under Section 6.01, 6.02 or 6.03 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination. No Default or Event of Default shall arise as a result of (i) any limitation set forth in Dollars in Section 6.01, 6.02 or 6.03 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens or Sale and Lease-Back Transactions were initially consummated in reliance on the exceptions under such Sections or (ii) any limitation set forth in Dollars in Section 6.04, 6.05 or 6.06 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times a binding contract was entered into in respect of an Investment, disposition, payment or other transaction under such Sections in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04, 6.05 or 6.06, the amount of each Investment, disposition, payment or other transaction denominated in a currency other than Dollars shall be translated into Dollars at the currency exchange rate in effect on the date such Investment, disposition, payment or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrowers.

SECTION 1.05. Exchange Rates. For purposes of determining the amount of the Revolving Exposure, the LC Exposure, the Swingline Exposure or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to euros and each Alternative Currency in which any requested or outstanding Letter of Credit or Swingline Loan is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by the Issuing Bank in an Alternative Currency and not reimbursed by the applicable Borrower or LC Subsidiary shall be determined as set forth in paragraph (e) or (m) of Section 2.05, as applicable.

SECTION 1.06. Status of Obligations. (a) The Loans and other Obligations are hereby designated as “Senior Debt” and as “Designated Senior Debt” under, and for purposes of, the Senior Subordinated Notes. In the event that GrafTech, a Borrower or any other Loan Party shall at any time issue or have outstanding any other subordinated Indebtedness, GrafTech and such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to each Borrower from time to time during the Revolving Availability Period in euros or Dollars in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding its Available Commitment; provided that on and after the Luxembourg Borrower Designation Effective Date, Swissco shall no longer be entitled to borrow under this Agreement (but as to Swissco’s outstanding Revolving Loans, if any, Swissco shall continue to be, and to have all the obligations of, a Borrower hereunder).

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.13, each Revolving Borrowing denominated in Dollars shall be comprised entirely of Base Rate Loans or Eurocurrency Loans and each Revolving Borrowing denominated in euros shall be comprised entirely of Eurocurrency Loans, as the applicable Borrower may request in accordance herewith. Each Swingline Loan denominated in Dollars shall be a Base Rate Loan. Each Swingline Loan denominated in euros shall be a Euro Swingline Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided, however, that a Revolving Borrowing may be in an aggregate amount that is equal to the aggregate Available Commitments. Each Swingline Loan shall be in an amount that is at least equal to the Borrowing Minimum for Swingline Loans and an integral multiple of the Borrowing Multiple for Swingline Loans. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent at the Applicable Office of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of a Base Rate Borrowing, not later than 12:00 noon, New York time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent at the Applicable Office of a written Borrowing Request signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Borrowing of another Class;

(ii) the currency and aggregate principal amount of the requested Borrowing;

(iii) the date of the requested Borrowing, which shall be a Business Day;

(iv) whether the requested Borrowing is to be a Eurocurrency Borrowing or a Base Rate Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the Borrower of such Borrowing and the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no currency is specified with respect to any requested Revolving Borrowing, then the applicable Borrower shall be deemed to have selected Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in euros, a Eurocurrency Borrowing, and (ii) in the case of a Borrowing denominated in Dollars, a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and, in the case of any Eurocurrency Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note in substantially the form of Exhibit J hereto. In such event, each Borrower, at its own expense, shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form consistent with this Agreement and reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any LC Subsidiary may request the issuance (or the amendment, renewal or extension) of Letters of Credit denominated in Dollars or in any Alternative Currency in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any LC Subsidiary to, or entered into by any LC Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each reference herein to the “applicable Borrower” in respect of any Letter of Credit (or in respect of the LC Subsidiary that shall have requested such Letter of Credit) shall mean (i) in the case of any Letter of Credit issued at the request of an LC Subsidiary that is not a CFC, Finance, (ii) in the case of any Letter of Credit issued (A) on or after the Luxembourg Borrower Designation Effective Date at the request of Swissco or (B) prior to the Luxembourg Borrower Designation Effective Date at the request of any LC Subsidiary that is a CFC, Swissco and (iii) in the case of any Letter of Credit issued on or after the Luxembourg Borrower

Designation Effective Date at the request of any LC Subsidiary other than Swissco that is a CFC, Luxembourg Holdco.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), an LC Subsidiary shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent, at the Applicable Office, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit (which shall be Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable LC Subsidiary also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable LC Subsidiary shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Available Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date in effect at the time of the issuance, renewal or extension of such Letter of Credit. Any Letter of Credit may provide by its terms that it may be extended for additional successive one-year periods on terms reasonably acceptable to the Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any person unless the Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by the Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 60 days prior to the then current expiration date of such Letter of Credit; provided, however, that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Revolving Maturity Date in effect at the time of such extension.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing

Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, at the Applicable Office, for the account of the Issuing Bank, such Lender’s Applicable Percentage of (1)(i) each LC Disbursement made by the Issuing Bank in Dollars and (ii) the US Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by the Issuing Bank in an Alternative Currency, and, in each case, not reimbursed by the applicable LC Subsidiary on the date due as provided in paragraph (e) of this Section, or (2) any reimbursement payment required to be refunded to the applicable LC Subsidiary for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the US Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower or the applicable LC Subsidiary shall reimburse such LC Disbursement by paying to the Administrative Agent, at the Applicable Office, an amount equal to such LC Disbursement, in the currency in which such LC Disbursement shall have been made, not later than 12:00 noon, New York time, on the date that such LC Disbursement is made, if the applicable LC Subsidiary shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, if such notice has not been received by the applicable LC Subsidiary prior to such time on such date, then not later than 12:00 noon, New York time, on (A) the Business Day that the applicable LC Subsidiary receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (B) the Business Day immediately following the day that the applicable LC Subsidiary receives such notice, if such notice is not received prior to such time on the day of receipt. If the applicable Borrower or the applicable LC Subsidiary fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the obligation of the applicable Borrower and the applicable LC Subsidiary to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable LC Subsidiary in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in Dollars its Applicable Percentage of the payment then due from the applicable LC

Subsidiary in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower or the applicable LC Subsidiary pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the applicable Borrower or the applicable LC Subsidiary of its obligation to reimburse such LC Disbursement. If the reimbursement by the applicable Borrower or the applicable LC Subsidiary of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower or such LC Subsidiary shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The applicable Borrower’s or the applicable LC Subsidiary’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, subject to the proviso in the next sentence, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s or the applicable LC Subsidiary’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, however, that the foregoing shall not be construed to excuse the Issuing Bank from liability to any LC Subsidiary to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower and each LC Subsidiary to the extent permitted by applicable law) suffered by a Borrower or any LC Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable LC Subsidiary by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided, however, that any failure to give or delay in giving such notice shall not relieve the applicable LC Subsidiary of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower or the applicable LC Subsidiary shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower or the applicable LC Subsidiary reimburses such LC Disbursement, at (i) in the case of any LC Disbursement denominated in Dollars, and at all times following the conversion to Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) or (m) of this Section, the rate per annum then applicable to Base Rate Revolving Loans and (ii) in the case of any LC Disbursement denominated in an Alternative Currency, at all times prior to its conversion to Dollars pursuant to paragraph (e) or (m) of this Section, a rate per annum reasonably determined by the Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Eurocurrency Revolving Loans; provided, however, that, at all times after the applicable Borrower or the applicable LC Subsidiary fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) or (m) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If the Commitments shall be terminated (including as a result of any change in the Revolving Maturity Date in accordance with the definition of such term) or if any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of LC Cash Collateral pursuant to this paragraph, each Borrower and the applicable LC Subsidiaries shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars and in cash equal to the LC Exposure allocable to it as of such date plus any accrued and unpaid interest thereon; provided, however, that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the applicable Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such LC Cash Collateral with respect to the LC Exposure shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article VII and on the Revolving Maturity Date if the Revolving Maturity Date shall have changed in accordance with the definition of such term). For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Borrowers. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers and the LC Subsidiaries under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Permitted Investments at the option and in the sole discretion of the Administrative Agent and at the risk and expense of the Borrowers and the LC Subsidiaries, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in any such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers and the LC Subsidiaries for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers and the LC Subsidiaries under this Agreement. If the Borrowers and the LC Subsidiaries are required to provide an amount of LC Cash Collateral hereunder as a result of the occurrence of an Event of

Default, all amounts on deposit in such account or accounts (to the extent not applied as aforesaid) shall be returned to them within three Business Days after all Events of Default have been cured or waived.

(j) Existing Letters of Credit. As of the Effective Date, the Loan Parties have outstanding for their respective accounts those Existing Letters of Credit under the Existing Credit Agreement set forth on Schedule 2.05(j). The parties hereto agree that each Existing Letter of Credit shall be deemed for purposes of this Agreement to be a Letter of Credit issued on the Effective Date on the same terms and conditions as each other Letter of Credit and that the issuing bank in respect thereof shall for all purposes hereof have the same rights in respect of each Existing Letter of Credit as the Issuing Bank has in respect of any Letter of Credit.

(k) Designation of LC Subsidiaries. On or after (i) the Effective Date, but prior to the Luxembourg Borrower Designation Effective Date, (A) Finance may designate any Subsidiary that is not a CFC as an LC Subsidiary and (B) Swissco may designate any CFC as an LC Subsidiary, and (ii) the Luxembourg Borrower Designation Effective Date, (A) Finance may designate any Subsidiary that is not a CFC as an LC Subsidiary and (B) Luxembourg Holdco may designate any CFC as an LC Subsidiary, in each case by delivery to the Administrative Agent of an LC Subsidiary Agreement executed by such Subsidiary and such Borrower; and such Subsidiary shall for all purposes of this Agreement be an LC Subsidiary and a party to this Agreement upon such delivery and the satisfaction of the conditions set forth in Section 4.03 with respect to such Subsidiary until the applicable Borrower shall have executed and delivered to the Administrative Agent an LC Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be an LC Subsidiary and a party to this Agreement. Notwithstanding the preceding sentence, no LC Subsidiary Termination will become effective as to any LC Subsidiary at a time when any Letter of Credit issued for the account of such LC Subsidiary or any LC Disbursement in respect of any such Letter of Credit shall be outstanding hereunder. As soon as practicable upon receipt of an LC Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

(l) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(m) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that a Borrower or any LC Subsidiary is at the time or becomes thereafter required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower or such LC Subsidiary has deposited LC Cash Collateral, if such LC Cash Collateral was deposited in the applicable Alternative Currency), (ii) that the Lenders are at the time or become thereafter required to pay to the Administrative Agent (and the Administrative Agent is at the time or becomes thereafter required to distribute to the Issuing Bank) pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Administrative Agent at the Applicable Office most recently designated by it for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided, however, that Swingline Loans shall be made as provided in Section 2.19. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Administrative Agent (i) in London, in the case of Loans denominated in euros, or (ii) in New York City, in the case of Loans denominated in Dollars; provided, however, that Revolving Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received at the Applicable Office notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (x) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing in euros) and (y) the Federal Funds Effective Rate (in the case of a Borrowing in Dollars) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this paragraph.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent at the Applicable Office of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent at the Applicable Office of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit a Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing denominated in euros to a Base Rate Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) if the resulting Borrowing is to be denominated in Dollars, whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender holding a Loan to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to a Base Rate Borrowing as of the end of such Interest Period and (ii) in the case of a Borrowing denominated in euros, such Borrowing shall become due and payable on the last day of such Interest Period.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided, however, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple that is a Borrowing Multiple and not less than the Borrowing Minimum and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate Revolving Exposures would exceed the aggregate Available Commitments.

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided, however, that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent at the Applicable Office for the accounts of the Lenders, the then unpaid principal amount of each Revolving Borrowing made to it on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it on the earlier of the Revolving Maturity Date and the 10th day after such Swingline Loan is made; provided, however, that on each date that a Revolving Borrowing is made by a Borrower, such Borrower shall repay all Swingline Loans that are outstanding to it on the date such Revolving Borrowing is made. The Borrowers will repay the principal amount of each Loan and the accrued interest thereon in the currency of such Loan.

SECTION 2.10. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) If, on any date, the aggregate Revolving Exposures exceed the aggregate Available Commitments, the Borrowers shall, not later than the second Business Day following such date, prepay Revolving Loans in an amount sufficient to eliminate such excess (after giving effect to any other prepayment of Loans on or prior to the date of prepayment).

(c) Prior to any prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment under paragraph (a) of this Section (A) in the case of a prepayment of a Loan other than a Swingline Loan, at the Applicable Office not later than 11:00 a.m., Local Time, five Business Days before the date of prepayment and (B) in the case of a prepayment of a Swingline Loan, at the Applicable Office not later than 12:00 noon, Local Time, on the date of prepayment, and (ii) of any prepayment under paragraph (b) of this Section, at the Applicable Office as promptly as practicable after such Borrower becomes aware that such prepayment will be required. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, however, that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amount prepaid.

SECTION 2.11. Fees. (a) Finance agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees in respect of any Commitment shall be payable in arrears (i) on the last day of March, June, September and December of each year commencing on the first such date to occur after the Effective Date, and (ii) on the date on which such Commitment terminates. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the LC Exposure of such Lender, but not by the Swingline Exposure of such Lender. For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.11(a), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate, in consultation with the Borrowers.

(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in the Letters of Credit of such Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure in respect of such Borrower, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate separately agreed between the Issuing Bank and such Borrower on the average daily amount of the LC Exposure of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees (or other fees as agreed between the Issuing Bank and the Borrowers) with respect to the issuance, amendment, renewal or extension of any Letter of Credit of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued under this paragraph through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided, however, that all such fees shall be payable on the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure (and any such fees remaining unpaid after the Revolving Maturity Date or earlier termination of the Commitments shall be payable on demand). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees payable under this paragraph shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.11(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated as set forth in the last sentence of Section 2.11(a).

(c) Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error).

SECTION 2.12. Interest. (a) The Loans comprising each Eurocurrency Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b) The Loans comprising each Base Rate Borrowing (including each Swingline Loan denominated in Dollars) shall bear interest at the Base Rate plus the Applicable Rate. The Loans comprising each Swingline Loan denominated in euros shall bear interest at the Euro Swingline Rate plus the Applicable Rate.

(c) Notwithstanding Section 2.12(a) and (b), if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.12(a) and (b) or (ii) in the case of any other amount, 2% per annum plus the rate applicable to Base Rate Revolving Loans as provided in Section 2.12(b).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Commitments; provided, however, that (i) interest accrued pursuant to Section 2.12(c) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) The rates of interest provided for in this Agreement are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that (i) the Swiss Withholding Tax should be imposed on interest payments by Swissco and (ii) Swissco is unable, by reason of the Swiss Withholding Tax Act, to comply with Section 2.16, the interest rate on such payments due by Swissco, including limitations therein, shall be increased in such a way that the amount of interest effectively paid to each Lender corresponds to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) equals the payment which would have been due had no deduction of Swiss Withholding Tax been required. For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the Effective Date, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. Swissco shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

(g) Swissco shall not be required to pay any additional amount to a Lender pursuant to Section 2.12(f) if such Lender has breached (i) Section 2.16(k) or (ii) the requirements and limitations for Assignment and Assumption or a participation with respect to such Loan pursuant to Section 9.04.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by a majority in interest of the affected Lenders (based upon applicable outstanding commitments and, without duplication, loans) that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request for a Eurocurrency Revolving Borrowing denominated in such currency (A) if such currency is the Dollar, shall be deemed a request for a Base Rate Borrowing and (B) if such currency is the euro, shall be ineffective, (ii) any Interest Election Request that requests the conversion of any Revolving Borrowing denominated in such currency to, or continuation of any Revolving Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and (iii) any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall bear interest at such rate or rates as the Administrative Agent and the Borrowers shall agree upon to reflect the cost to such Lenders of making or maintaining their Loans (or, in the absence of such agreement, shall be repaid on the last day of the then current Interest Period applicable thereto).

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or any Eurocurrency Loan made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any Eurocurrency Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, however, that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further, however, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of a Borrower or any LC Subsidiary hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, however, (1) that, with respect to Swiss Withholding Tax only, Swissco shall not be required to pay any additional amount to a Lender pursuant to this Section 2.16(a) if such Lender (A) has breached Section 2.16(k) or (B) has made an assignment without the consent of Swissco in breach of the requirements of clause (iv) of Section 9.04(b) or has sold a participation to a Non-Qualifying Bank without the consent of Swissco in breach of the requirements of clause (iv) of Section 9.04(e), and (2) that if a Borrower or any LC Subsidiary shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or such LC Subsidiary shall make such deductions and (iii) such Borrower or such LC Subsidiary shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers and each LC Subsidiary shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of a Borrower or any LC Subsidiary hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (except to the extent such penalties, interest and expenses result solely from the gross negligence or wilful misconduct of the Administrative Agent, such Lender or such Issuing Bank, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall reasonably cooperate with a Borrower and any LC Subsidiary, at such Borrower’s or such LC Subsidiary’s sole cost and expense, in good faith to recover any such Indemnified Taxes or Other Taxes that the Administrative Agent, such Lender or the Issuing Bank, as applicable, and such Borrower or such LC Subsidiary agree were incorrectly or illegally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower or any LC Subsidiary by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any LC Subsidiary to a Governmental Authority, such Borrower or such LC Subsidiary shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent and the Loan Parties in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph (e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Excluded Taxes so payable by the Administrative Agent. Such certificate shall be conclusive of the amount so payable absent manifest error.

(f) Any Foreign Lender (or with respect to any LC Subsidiary, any Lender organized outside the jurisdiction of organization of such LC Subsidiary) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower or any LC Subsidiary is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, to the extent it may lawfully do so, deliver to such Borrower or the LC Subsidiary, as the case may be (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and as reasonably requested by such Borrower or such LC Subsidiary as will permit such payments to be made without withholding or at a reduced rate; provided, however, that such Lender has received sufficient written notice from such Borrower or such LC Subsidiary advising it of the availability of such exemption or reduction and containing all applicable documentation. So long as any Lender makes a reasonable and good faith effort timely to comply with any such requirement outside the U.S., such Lender shall continue to benefit from Section 2.16(a) and (c) with respect to any such Taxes pending the effectiveness of any such reduction or exemption for which it may apply. For purposes of any withholding tax imposed by the United States of America in effect as of the Effective Date, the documentation referred to in the first sentence of this paragraph (f) shall include (and this sentence shall constitute the written notice referred to in such preceding sentence): (i) in the case of a Foreign Lender that is a “bank” under Section 881(c)(3)(A) of the Code, two duly completed copies of either Internal Revenue Service Form W-8ECI or W-8BEN (or applicable successor form, as the case may be); and (ii) in the case of a Foreign Lender that is not a “bank” under Section 881(c)(3)(A) of the Code, (x) a certificate of a duly authorized officer of such Foreign Lender certifying that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower or LC Subsidiary within the meaning of Section 881(c)(3)(B) of the Code or (c) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or applicable successor form).

(g) If the Administrative Agent, any Lender or the Issuing Bank, as the case may be, determines in its reasonable discretion that it is entitled to receive a refund, credit or other tax benefit in respect of Taxes with respect to which it has received additional amounts from a Borrower or any LC Subsidiary pursuant to paragraph (a) of this Section 2.16 or as to which it has been indemnified by a Borrower or any LC Subsidiary pursuant to paragraph (b) or (c) of this Section 2.16, the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall notify such Borrower or such LC Subsidiary, as applicable, and shall, within 45 days (or such shorter period of time as may be prescribed by applicable law for a timely application) after receipt of a request by such Borrower or such LC Subsidiary, apply for such refund, credit or other tax benefit at such Borrower’s or such LC Subsidiary’s expense. The Administrative Agent, such Lender or the Issuing Bank, as applicable, shall in good faith prepare or amend any filings, returns or other documentation required to obtain such refund, credit or other tax benefit and such Borrower or LC Subsidiary, as applicable, shall not have the right to participate therein. If the Administrative Agent, such Lender or the Issuing Bank, as applicable, receives a refund, credit or other tax benefit pursuant to this paragraph (g), the Administrative Agent, such Lender or the Issuing Bank, as applicable, shall promptly pay such amount to the applicable Borrower or LC Subsidiary, as applicable, together with any interest received thereon. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to a Borrower or any LC Subsidiary.

(h) All amounts set out, or expressed in a Loan Document to be payable by any Party to the Administrative Agent, any Lender or the Issuing Bank

which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to Section 2.16(i), if VAT is or becomes chargeable on any supply made by the Administrative Agent, any Lender or the Issuing Bank to any Party under a Loan Document, that Party shall pay to the Administrative Agent, any Lender or the Issuing Bank (in addition to and at the same time as paying any other consideration for such supply), provided that the Administrative Agent, any such Lender or the Issuing Bank has delivered an invoice complying with the applicable legal requirements to such Party, an amount equal to the amount of such VAT except where the reverse charge method applies and the Party is liable for the payment of such VAT to the relevant Governmental Authority.

(i) If VAT is or becomes chargeable on any supply made by the Administrative Agent, any Lender or the Issuing Bank (each a “VAT Supplier”) to any other of the Administrative Agent, any Lender or the Issuing Bank (the “VAT Recipient”) under a Loan Document, and any Party other than the VAT Recipient (the “VAT Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the VAT Supplier (rather than being required to reimburse the VAT Recipient in respect of that consideration), the VAT Subject Party shall also pay to the VAT Supplier (in addition to and at the same time as paying such amount) and provided that the VAT Supplier has delivered an invoice complying with the applicable legal requirements to the VAT Recipient, an amount equal to the amount of such VAT except where the reverse charge method applies and the VAT Recipient owes the VAT to the respective Governmental Authorities.

(j) Where a Loan Document requires any party thereto to reimburse or indemnify the Administrative Agent, any Lender or the Issuing Bank for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Administrative Agent, such Lender or the Issuing Bank for the full amount of such cost or expense, including such part thereof as represented by VAT, save to the extent that the Administrative Agent, such Lender or the Issuing Bank reasonably determines that it, or any of its Affiliates, is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

(k) Each Lender that is a Lender as of the Effective Date confirms that, as of the Effective Date such Lender is a Qualifying Bank. Each person that shall become a Lender after the Effective Date confirms that as of the date such person becomes a Lender, and each person that shall at any time acquire a participation in any Loan of Swissco shall be deemed to have confirmed as of the date such person acquires such participation (or, if earlier, the date on which such person acquired the participation in a Commitment that resulted in its acquisition of such participation in such Loan of Swissco upon the making thereof), it is (i) a Qualifying Bank or (ii) one single creditor for the purposes of the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower and each LC Subsidiary shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify at its respective Applicable Offices; provided, however, that payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 9.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest or fees in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in Dollars at the Exchange Rate in effect at such time of payment, if applicable. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If, at any time, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans of any Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of such Class or participations in LC

Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective Loans of such Class or participations in LC Disbursements and Swingline Loans and accrued interest thereon; provided, however, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to GrafTech, a Borrower, any other Subsidiary or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Each of GrafTech, each Borrower and each LC Subsidiary consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against GrafTech, such Borrower or such LC Subsidiary rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of GrafTech, such Borrower or such LC Subsidiary in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower or an LC Subsidiary prior to the date on which any payment is due to the Administrative Agent for the account of all or certain of the Lenders or the Issuing Bank hereunder that such Borrower or such LC Subsidiary will not make such payment, the Administrative Agent may assume that such Borrower or such LC Subsidiary has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower or such LC Subsidiary has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate reasonably determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it to the Administrative Agent or another Lender under this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if a Borrower or any LC Subsidiary is required to pay any additional amount to any Lender or any Governmental

Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee (other than any Ineligible Assignee) that shall assume such obligations (which assignee may be another Lender, if such other Lender accepts such assignment); provided, however, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrowers and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to each Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $35,000,000, or (ii) the aggregate Revolving Exposures exceeding the aggregate Available Commitments; provided, however, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans; provided that on and after the Luxembourg Borrower Designation Effective Date, Swissco shall no longer be entitled to borrow Swingline Loans under this

Agreement and the Swingline Lender shall not be required to make Swingline Loans to Swissco (but as to Swissco’s outstanding Swingline Loans, if any, Swissco shall continue to be, and to have all the obligations of, a Borrower hereunder).

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than, as applicable, noon New York City time, or 9:30 a.m., London time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount and currency (which shall be Dollars or euros) of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to such Borrower by means of a credit to a general deposit account of such Borrower with the Swingline Lender by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans denominated in Dollars. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., London time, on any Business Day (each date on which such notice is given, a “Notice Date”) require the Lenders to acquire participations on the second Business Day after the Notice Date in all or a portion of the outstanding Swingline Loans denominated in euros, and such Swingline Loans shall be continued on the second Business Day after the Notice Date as a Eurocurrency Borrowing having an Interest Period of one month’s duration; provided, however, that the Swingline Lender shall not give such notice to the Administrative Agent unless it shall have first given the Borrowers notice by 2:00 p.m., London time, on the Business Day immediately preceding the Notice Date of its intent to give such notice to the Administrative Agent and the Borrowers shall not have given the Swingline Lender notice by 9:00 a.m., London time, on the Notice Date that they agree to repay such Swingline Loans on or prior to the second Business Day after the Notice Date. Such notice shall specify the aggregate amount and currency of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent in the currency of each such Swingline Loan, for the account of the Swingline Lender, such Lender’s Applicable Percentage of each such Swingline Loan. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

SECTION 2.20. Defaulting Lenders. (a) Notwithstanding any provision of this Agreement to the contrary, if one or more Lenders become Defaulting Lenders, then, upon notice to such effect by the Administrative Agent (which notice shall be given promptly after the Administrative Agent becomes aware that any Lender shall have become a Defaulting Lender, including as a result of being advised thereof by the Issuing Bank, the Swingline Lender, GrafTech or a Borrower) (such notice being referred to as a “Defaulting Lender Notice”), the following provisions shall apply for so long as any such Lender is a Defaulting Lender:

(i) no commitment fee shall accrue on any Commitment of any Defaulting Lender pursuant to Section 2.11(a);

(ii) the Commitment and Revolving Exposure of each Defaulting Lender shall be disregarded in determining whether the Required Lenders or other requisite Lenders shall have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.02); provided that any, waiver, amendment, or other modification that, disregarding the effect of this clause (ii), requires the consent of all Lenders or of all Lenders affected thereby shall continue to require the consent of each Defaulting Lender in accordance with the terms hereof;

(iii) if any Swingline Loans are outstanding or any LC Exposure exists at the time any Lender becomes a Defaulting Lender (each such Swingline Loan being referred to as a “Reallocated Swingline Loan”, and each Letter of Credit to which such LC Exposure is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) subject to clause (C) below, the obligation of each Non-Defaulting Lender to purchase participations in each Reallocated Swingline Loan under Section 2.19(c) shall be adjusted to be determined on the basis of such Lender’s Adjusted Applicable Percentage (and all references in such Section to “Applicable Percentage” shall be deemed to be references to “Adjusted Applicable Percentage”);

(B) subject to clause (C) below, the participation of each Non-Defaulting Lender in each Reallocated Letter of Credit shall be adjusted to be determined under Section 2.05(d) on the basis of such Lender’s Adjusted Applicable Percentage (and all references in such Section to “Applicable Percentage” shall be deemed to be references to “Adjusted Applicable Percentage”);

(C) notwithstanding the foregoing:

(1) if any Lender that becomes a Defaulting Lender shall be the Swingline Lender or an Affiliate thereof, no adjustment shall be made pursuant to clause (A) above on account of such Lender becoming a Defaulting Lender;

(2) if any Lender that becomes a Defaulting Lender shall be the Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (B) above with respect to participations in any Letter of Credit issued by the Issuing Bank; and

(3) if the sum of (x) all the Defaulting Lenders’ Applicable Percentages of the aggregate principal amount of the Reallocated Swingline Loans (the “Defaulting Lender Swingline Exposures”) and (y) all the Defaulting Lenders’ Applicable Percentages of the LC Exposure attributable to the Reallocated Letters of Credit (the “Defaulting Lender LC Exposures” and, together with the Defaulting Lender Swingline Exposures, the “Defaulting Lender LC/Swingline Exposures”) exceeds the unused portion of the Aggregate Commitment of the Lenders other than the Defaulting Lenders as of the time the adjustments are to be made pursuant to clauses (A) and (B) above (such unused portion being referred to as the “Maximum Incremental Participations Amount”), then (I) the incremental amount of participations acquired by the Non-Defaulting Lenders under clause (A) above (the “Incremental Swingline Participations”) shall not exceed at any time the Maximum Incremental Participations Amount multiplied by a fraction of which the numerator is the aggregate principal amount of the Reallocated Swingline Loans at such time and the denominator is the Defaulting Lender LC/Swingline Exposure at such time and (II) the incremental amount of participations acquired by the Non-Defaulting Lenders under clause (B) above (the “Incremental LC Participations” and, together with the Incremental Swingline Participations, the “Incremental LC/Swingline Participations”) shall not exceed at any time the Maximum Incremental Participations Amount multiplied by a fraction of which the numerator is the LC Exposure attributable to the Reallocated Letters of Credit and the denominator is the Defaulting Lender LC/Swingline Exposure at such time;

(D) if the Incremental LC/Swingline Participations shall be less than the Defaulting Lender LC/Swingline Exposure as a result of the circumstances described in clause (C)(3) above, then the Borrowers shall, within one Business Day after receipt of written notice to that effect from the Administrative Agent, (1) first, prepay the Reallocated Swingline Loans and (2) second, cash collateralize the Reallocated Letters of Credit (in a manner and under documentation reasonably satisfactory to the Administrative Agent) in an aggregate amount equal to the excess, if any, of the Defaulting Lender LC/Swingline Exposure over the Incremental LC/Swingline Participations;

(E) if any Reallocated Letter of Credit shall have been cash collateralized by the Borrowers pursuant to clause (D) above, then the Borrowers shall not be required to pay any letter of credit participation fees to the Lenders that are Defaulting Lenders pursuant to Section 2.11(b) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized;

(F) if an adjustment shall have been made pursuant to clause (B) above to the participations of the Non-Defaulting Lenders in Reallocated Letters of Credit, then the letter of credit participation fees that would otherwise have been payable to the Lenders that are Defaulting Lenders pursuant to Section 2.11(b) with respect to the portion of such Reallocated Letters of Credit equal to the Incremental LC Participations therein shall instead accrue for the accounts of, and be payable to, the Lenders that are Non-Defaulting Lenders in accordance with their Adjusted Applicable Percentages;

(G) if the Defaulting Lender LC Exposure at any time shall exceed the sum of the Incremental LC Participations at such time and the portion of the Reallocated Letters of Credit cash collateralized at such time pursuant to clause (D) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Non-Defaulting Lender hereunder, all letter of credit participation fees payable to the Lenders that are Defaulting Lenders under Section 2.11(b) with respect to the portion of the Defaulting Lender LC Exposure equal to such excess shall instead ratably accrue for the accounts of, and be payable to, the Issuing Bank; and

(H) the Revolving Exposure of each Non-Defaulting Lender shall be determined after giving effect to the Incremental LC/Swingline Participations acquired by such Lender under the foregoing clauses of this clause (iii);

(iv) in the event any Swingline Loan shall be made, or any Letter of Credit shall be issued or amended to increase the amount thereof, (A) the participations of the Non-Defaulting Lenders therein shall be determined in the manner set forth in clause (iii)(A) or (iii)(B) above, as applicable, as if such Swingline Loan or Letter of Credit shall have been a Reallocated Swingline Loan or a Reallocated Letter of Credit, as the case may be, and (B) letter of credit participation fees that would otherwise have been payable to the Lenders that are Defaulting Lenders pursuant to Section 2.12(b) in respect of any such Letter of Credit shall be subject to clause (iii)(F) above; provided, however, that, notwithstanding anything to the contrary set forth herein, the Swingline Lender shall not be required to make any Swingline Loan, and the Issuing Bank shall not be required to issue, extend, renew or increase the amount of any Letter of Credit, in each case unless it is satisfied that the Defaulting Lenders’ Applicable Percentage of such Swingline Loan or of the LC Exposure attributable to such Letter of Credit will be entirely covered by participations therein of the Non-Defaulting Lenders and/or, in the case of the LC Exposure, cash collateral provided by the Borrowers (in a manner and under documentation satisfactory to the Issuing Bank); and

(v) any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender pursuant to Section 2.11, but excluding any amounts payable to such Defaulting Lender pursuant to Sections 2.13, 2.14, 2.15, 2.17(b) and 9.04) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (2) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender and the Issuing Bank in respect of such Defaulting Lender’s participations in Swingline Loans and Letters of Credit (and to the extent any such amounts shall have been paid by Non-Defaulting Lenders as a result of adjustments pursuant to clause (iii) above, to reimburse such Non-Defaulting Lenders for such amounts), (3) third, to cash collateralize participation obligations of such Defaulting Lender in respect of outstanding Swingline Loans and Letters of Credit and (4) fourth, to the funding of such Defaulting Lender’s Applicable Percentage of any Borrowing in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (B) to the extent not applied as aforesaid, be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Lender in respect of future Revolving Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Borrowers or the Non- Defaulting Lenders as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by a Borrower or any Non-Defaulting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder, (D) to the extent not applied or held as aforesaid, be applied, pro rata, to the reimbursement to each Borrower of its costs of maintaining any cash collateral provided by such Borrower in accordance with this Section 2.20 (which cost shall be presumed to be equal to the average rate of interest expense paid by such Borrower hereunder during the applicable period in respect of Loans denominated in the applicable currency, or if and to the extent such Loans are not outstanding during the applicable period, the average rate of one month LIBOR during such period for the applicable currency plus the Applicable Rate) and (E) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b) In the event the Administrative Agent, the Swingline Lender, the Issuing Bank, GrafTech and the Borrowers shall have agreed that a Lender that is a Defaulting Lender has adequately remedied all matters that caused such Lender to become a Defaulting Lender, then (i) such Lender shall cease to be a Defaulting Lender for all purposes hereof, (ii) the obligations of the Lenders to purchase participations in Swingline Loans under Section 2.19(c) and the participations of the Lenders in Letters of Credit under Section 2.05(d) shall be readjusted to be determined on the basis of such Lenders’ Applicable Percentages and (iii) such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for the Revolving Loans to be held by the Lenders in accordance with their Applicable Percentages.

(c) No Commitment of any Lender shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrowers of their obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified, as a result of the operation of this Section. The rights and remedies against a Defaulting Lender under this Section are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Swingline Lender, the Issuing Bank or any Non-Defaulting Lender may have against such Defaulting Lender (and, for the avoidance of doubt, each Non-Defaulting Lender shall have a claim against any Defaulting Lender for any losses it may suffer as a result of the operation of this Section).

ARTICLE III

Representations and Warranties

Each of GrafTech and the Borrowers represents and warrants to each of the Lenders as of the Effective Date, and as of the Restatement Effective Date, that:

SECTION 3.01. Organization; Powers. Each of GrafTech, each Borrower and each of the other Subsidiaries (a) is an entity duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers and the LC Subsidiaries, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by GrafTech, each Borrower and each of the other Subsidiaries of each of the Loan Documents to which it is or will be a party (and, in the case of the Borrowers and the LC Subsidiaries, the borrowings and other extensions of credit hereunder and thereunder), the Permitted Restructuring, the Luxembourg Borrower Designation, the amendment and restatement of the 2011 Credit Agreement as provided for in the First Amendment, the satisfaction of the Collateral and Guarantee Requirement and the other transactions contemplated hereby and thereby (collectively, the “Transactions”) (a) have been duly authorized by all corporate and stockholder action required to be obtained by GrafTech, the Borrowers and the other Subsidiaries and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or of the certificate or articles of incorporation or by-laws or other constitutive documents of GrafTech, a Borrower or any other Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which GrafTech, a Borrower or any other Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by GrafTech, a Borrower or any other Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by GrafTech, the Borrowers and each LC Subsidiary which is party hereto and constitutes, and each other Loan Document when executed and delivered by GrafTech, the Borrowers and each other Loan Party which is party thereto will constitute, a legal, valid and binding obligation of GrafTech, each Borrower and such Loan Party enforceable against GrafTech, each Borrower and such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) filings and recording necessary to satisfy the Collateral and Guarantee Requirement, (b) such as have been made or obtained and are in full force and effect and (c) such actions, consents, registrations, filings and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05. Financial Statements. GrafTech has heretofore furnished to the Lenders its consolidated balance sheets and consolidated statements of operations, cash flows and stockholders’ equity (i) as of and for the fiscal year ended December 31, 2010 audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2011, certified by a Financial Officer of GrafTech. Such financial statements present fairly the consolidated financial condition and results of operations of GrafTech and its subsidiaries as of such date and for such period, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above. Except as disclosed in the Investor Presentation, none of GrafTech, the Borrowers and the other Subsidiaries has or shall have as of the Effective Date any material Guarantee, contingent liability or liability for taxes, or any material long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency hedging transaction, which is not reflected in such financial statements or the notes thereto. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06. No Material Adverse Change. There has been no material adverse change in the assets, liabilities (including contingent liabilities), business, properties, financial condition or results of operations of GrafTech and its subsidiaries, taken as a whole, since December 31, 2010.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of GrafTech, the Borrowers and the other Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all its respective material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of GrafTech, the Borrowers and the other Subsidiaries has complied with all obligations under all material leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of GrafTech, the Borrowers and the other Subsidiaries enjoys peaceful and undisturbed possession under all such material leases to which it is a party, other than leases which, individually or in the aggregate, are not material to GrafTech, the Borrowers and the Subsidiaries, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(c) Each of GrafTech, the Borrowers and the other Subsidiaries owns or has licenses to use, or could obtain ownership of or licenses to use, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08 sets forth as of the Restatement Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by GrafTech or by any Subsidiary.

(b) As of the Restatement Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than those granted to employees, consultants or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of GrafTech, a Borrower or any other Subsidiary, except under the Loan Documents or as set forth on Schedule 3.08.

SECTION 3.09. Litigation; Compliance with Laws. (a) There are not any material actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of GrafTech, threatened against or affecting GrafTech, a Borrower or any other Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or, as of the Restatement Effective Date, the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. It is understood and agreed that the incurrence of liability and/or settlement costs in an aggregate amount not to exceed $35,000,000 in respect of any such action, suit or proceeding shall not taken by itself constitute a Material Adverse Effect.

(b) None of GrafTech, the Borrowers, the other Subsidiaries and their respective material properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently operated violate) any law, rule or regulation (including any Environmental Law), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. (a) None of GrafTech, the Borrowers and the other Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of GrafTech, the Borrowers and the other Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, in either case where such default could reasonably be expected to result in a Material Adverse Effect. Immediately after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing.

SECTION 3.11. Federal Reserve Regulations. (a) None of GrafTech, the Borrowers and the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, as defined in Regulation U of the Board from time to time in effect (“Margin Stock”).

(b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

SECTION 3.12. Investment Company Act. None of GrafTech, the Borrowers and the other Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrowers and the LC Subsidiaries have used, and will use, the proceeds of the Loans and have requested, and will request, the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

SECTION 3.14. Tax Returns. Each of GrafTech, the Borrowers and the other Subsidiaries has timely filed or caused to be timely filed all Federal, and all material state and local, tax returns required to have been filed by it and has paid or caused to be paid all taxes shown thereon to be due and payable by it and all assessments in excess of $2,000,000 in the aggregate, except for taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which such person has set aside on its books adequate reserves in accordance with GAAP. Each of GrafTech, the Borrowers and the other Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all taxes due with respect to all periods ending on or before the Effective Date, which taxes, if not paid or adequately provided for, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14, as of the Effective Date, with respect to each of GrafTech, the Borrowers and the other Subsidiaries, (a) no material claims are being asserted in writing with respect to any taxes, (b) no presently effective waivers or extensions of statutes of limitation with respect to taxes have been given or requested, (c) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or, with respect to any material potential adjustment to tax liability, any other taxing authority and (d) no currently pending assertion of any material potential tax liability has been raised in writing by the Internal Revenue Service or, with respect to any material potential tax liability, any other taxing authority. For purposes of this Section 3.14 and Section 5.03, “taxes” shall mean any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any Governmental Authority.

SECTION 3.15. No Material Misstatements. (a) The written information, reports, financial statements, exhibits and schedules (other than financial projections) furnished by or on behalf of GrafTech, any Borrower or any of the other Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Investor Presentation dated September 14, 2011 (as supplemented on or before the Effective Date, the “Investor Presentation”) relating to GrafTech and its subsidiaries), when taken as a whole, did not contain as of the date furnished, as they may have been amended, supplemented or modified from time to time, and did not contain, as of the Effective Date, any material misstatement of fact and did not omit as of the date furnished and as they may have been amended, supplemented or modified from time to time, did not omit, as of the Effective Date to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the refinancing (as described in the Investor Presentation) or of GrafTech, the Borrowers and the other Subsidiaries, taken as a whole.

(b) All financial projections concerning GrafTech, the Borrowers and the other Subsidiaries that have been or will be made available to the Administrative Agent or any Lender by GrafTech, a Borrower or any other Subsidiary, including those contained in the Investor Presentation, unless otherwise disclosed, have been or will be prepared in good faith based upon assumptions believed by GrafTech and the Borrowers to be reasonable.

SECTION 3.16. Employee Benefit Plans. Each of GrafTech, the Borrowers and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which GrafTech, a Borrower or any ERISA Affiliate was required to file a report with the PBGC, other than reports for which the 30 day notice requirement is waived, reports that have been filed and reports the failure of which to file could not reasonably be expected to result in a Material Adverse Effect. There has been no failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, nor has there been a filing pursuant to Sections 412 and 430 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan where such events could reasonably be expected to result in a Material Adverse Effect. None of GrafTech, the Borrowers and the ERISA Affiliates has incurred or could reasonably be expected to incur any Withdrawal Liability that could reasonably be expected to result in a Material Adverse Effect. None of GrafTech, the Borrowers and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

SECTION 3.17. Environmental Matters.

(a) There has not been a Release or threatened Release of Hazardous Materials at, on, under or around the properties currently owned or currently or formerly operated by GrafTech, the Borrowers and the other Subsidiaries (the “Properties”) in amounts or concentrations which (i) constitute or constituted a violation of Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to give rise to an Environmental Claim which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect or (iii) except as set forth in Schedule 3.17, could reasonably be expected to impair materially the fair saleable value of any material Property.

(b) The Properties and all operations of GrafTech, the Borrowers and the other Subsidiaries are in compliance, and in all prior periods have been in compliance, with all Environmental Laws, and all necessary Environmental Permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary Environmental Permits, in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

(c) None of GrafTech, the Borrowers and the other Subsidiaries has received any written notice of an Environmental Claim in connection with the Properties or the operations of the Borrowers or the Subsidiaries or with regard to any person whose liabilities for environmental matters GrafTech, the Borrowers or the other Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(d) Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on, under or around any of the Properties in a manner that could reasonably be expected to give rise to liability of GrafTech, a Borrower or any other Subsidiary under any Environmental Law, nor have any of GrafTech, the Borrowers and the other Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which, in any such case or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(e) No Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law or (ii) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials into the environment has been recorded with respect to the Properties, except for Liens permitted by Section 6.02.

(f) In connection with the closure, decommissioning or sale of any of the Properties, there have been no events, conditions or circumstances that have been discovered that require action or response under any Environmental Law, which response or action, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

SECTION 3.18. Capitalization of GrafTech and the Borrowers. The authorized Capital Stock, the par value thereof and the amount of such authorized Capital Stock issued and outstanding for GrafTech as of December 31, 2011, and for each of Finance, Luxembourg Parent, Luxembourg Holdco and Swissco as of the Restatement Effective Date, is set forth on Schedule 3.18. All outstanding shares of Capital Stock of each of GrafTech, Finance, Luxembourg Parent, Luxembourg Holdco and Swissco are fully paid and nonassessable, are owned beneficially and of record by (a) Holdings in the case of Finance; (b) GrafTech International Holdings in the case of Luxembourg Parent; (c) Luxembourg Parent in the case of Luxembourg Holdco; and (d) Luxembourg Holdco in the case of Swissco, and in each case are free and clear of all Liens and encumbrances whatsoever other than the Liens created by the Loan Documents.

SECTION 3.19. Security Documents. (a) Each Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Pledge Agreement), and, in the case of the Domestic Pledge Agreement, when such Collateral is delivered to the Collateral Agent such Pledge Agreement will constitute a fully perfected first priority Lien on and security interest in all right, title and interest of each pledgor thereunder in such Collateral, in each case prior and superior in right to any other person.

(b) Each Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement), and when the actions contemplated by such Security Agreement are taken, such Security Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of the grantors thereunder in such Collateral and, as to assets in the United States, subject to § 9-315 of the Uniform Commercial Code (and, as to assets outside the United States, subject to the comparable provision of the law that governs each such Security Agreement), the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(c) When a Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, and when the other actions contemplated by such Security Agreement are taken, such Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in such Security Agreement) and, subject to § 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person.

(d) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties and, to the extent provided by applicable law, the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(d) (or, in the case of Mortgaged Properties not owned by GrafTech or a Subsidiary on the Effective Date, the appropriate filing offices in the jurisdictions in which such Mortgaged Properties are located), the Mortgages will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

(e) On the Restatement Effective Date, after giving effect to the Permitted Restructuring transactions that occurred on the First Amendment Effective Date and March 30, 2012, the Collateral and Guarantee Requirement was satisfied, and at all times thereafter, the Collateral and Guarantee Requirement will be satisfied.

SECTION 3.20. Labor Matters. Except as set forth in Schedule 3.20, there are no strikes pending or threatened against GrafTech, a Borrower or any other Subsidiary which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of GrafTech, the Borrowers and the other Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from GrafTech, a Borrower or any other Subsidiary or for which any claim may be made against GrafTech, a Borrower or any other Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of GrafTech, such Borrower or such other Subsidiary to the extent required by GAAP. None of the Transactions has given or will give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which GrafTech, a Borrower or any other Subsidiary (or any predecessor) is a party or by which GrafTech, a Borrower or any other Subsidiary (or any predecessor) is bound, other than collective bargaining agreements which, individually or in the aggregate, are not material to GrafTech, the Borrowers and the other Subsidiaries taken as a whole.

SECTION 3.21. No Foreign Assets Control Regulation Violation. None of the Transactions will result in a violation of any of the foreign assets control regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor, nor will the proceeds of the Loans or the Letters of Credit be used by a Borrower or any LC Subsidiary in a manner that would violate any thereof.

SECTION 3.22. Insurance. Each of GrafTech, the Borrowers and the other Subsidiaries carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

SECTION 3.23. Location of Real Property and Leased Premises. (a) As of the Effective Date, GrafTech, the Borrowers and the other Subsidiaries own in fee all the real property set forth as being owned by them on Schedule 3.23(a). Schedule 3.23(a)(i) lists completely and correctly as of the Effective Date all real property owned by GrafTech, the Borrowers and the other Subsidiaries that is required to have a Mortgage granted thereon pursuant to the Collateral and Guarantee Requirement, together with the address thereof, and Schedule 3.23(a)(ii) lists completely and correctly as of the Effective Date all other real property owned by GrafTech, the Borrowers and the other Subsidiaries, together with the address thereof.

(b) As of the Effective Date, GrafTech, the Borrowers and the other Subsidiaries have valid leases in all the real property set forth as being leased by them on Schedule 3.23(b). Schedule 3.23(b)(i) lists completely and correctly as of the Effective Date all real property leased by GrafTech, the Borrowers and the other Subsidiaries that is required to have a leasehold mortgage granted thereon pursuant to the Collateral and Guarantee Requirement, together with the address thereof, and Schedule 3.23(b)(ii) lists completely and correctly as of the Effective Date all other real property leased by GrafTech, the Borrowers and the other Subsidiaries, together with the address thereof.

SECTION 3.24. Senior Debt Status. The Obligations constitute “Senior Debt” under and as defined in the Senior Subordinated Notes.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The effectiveness of the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit was subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (which parties the hereto acknowledge were satisfied on the Effective Date):

(a) The Administrative Agent (or its counsel on its behalf) shall have received from each Loan Party that is party hereto and each Lender that will have a Commitment after giving effect to the amendment and restatement of the 2011 Credit Agreement on the Effective Date either (i) a counterpart of the Amendment and Restatement Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of the Amendment and Restatement Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank and dated the Effective Date) of each of (i) Kelley Drye & Warren LLP, counsel for GrafTech and the Borrowers, (ii) the General Counsel of GrafTech and the Borrowers, (iii) Waddey & Patterson, patent counsel for GrafTech and the Domestic Subsidiaries, and (iv) Keppeler & Associés, local counsel for Swissco, in each case in a form reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. Each of GrafTech and the Borrowers hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party and LC Subsidiary, the authorization of the Transactions and any other legal matters relating to the Loan Parties and LC Subsidiaries, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate of GrafTech, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of GrafTech, confirming compliance as of the Effective Date with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and with paragraph (g) below.

(e) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection

Certificate dated the Effective Date and signed by a Responsible Officer or Financial Officer of GrafTech, in form and substance reasonably satisfactory to the Administrative Agent, together with all attachments contemplated thereby, including the results of a search of Uniform Commercial Code (or equivalent) filings made with respect to GrafTech, Finance and the other Domestic Subsidiaries in the jurisdictions contemplated by such Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document, and all amounts shall have been paid that are required to be paid so that clause (ii) of the final sentence of Section 9.02(b) shall be satisfied.

(g) All requisite material Governmental Authorities and material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and all applicable appeal periods shall have expired.

(h) Each lender under the Existing Credit Agreement shall have received payment in full of the principal of and interest accrued on each loan made by it under the Existing Credit Agreement and all fees and other amounts owing to it or accrued for its account to the Effective Date under the Existing Credit Agreement.

(i) Each of the conditions set forth in Section 4.03 shall be satisfied with respect to each LC Subsidiary as of the Effective Date; provided that the condition set forth in clause (a) of Section 4.03 shall not be required to be satisfied with respect to the LC Subsidiaries set forth on Schedule 1.01.

(j) The Lenders shall have received all documentation and other information with respect to GrafTech and the Borrowers required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit (other than those in which a Revolving Loan is being continued or converted without any increase in the aggregate principal amount thereof or a Letter of Credit is being extended or renewed) shall be deemed to constitute a representation and warranty by GrafTech and the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. LC Subsidiaries. The designation of any Subsidiary as an LC Subsidiary (other than Swissco) and the obligation of the Issuing Bank to issue any Letter of Credit for the account of such LC Subsidiary shall not become effective until each of the following conditions is satisfied with respect to such LC Subsidiary (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received an LC Subsidiary Agreement signed on behalf of the applicable Borrower and such LC Subsidiary, or in any such case written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such LC Subsidiary Agreement) that such parties have signed a counterpart of such LC Subsidiary Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank) of counsel satisfactory to the Administrative Agent in form reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request in connection with such LC Subsidiary. Each of GrafTech and the Borrowers hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such LC Subsidiary, the authorization of the Transactions to which it will be party and any other legal matters relating thereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate of GrafTech, dated the date such Subsidiary is intended to become an LC Subsidiary and signed by the President, a Vice President or a Financial Officer of GrafTech, confirming compliance as of such date with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received a balance sheet certified on behalf of GrafTech by a Financial Officer of GrafTech for such LC Subsidiary as of the fiscal quarter end next preceding the Financial Statement Delivery Date occurring on or most recently prior to the date of determination.

(f) The Lenders shall have received all documentation and other information with respect to such LC Subsidiary required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

Affirmative Covenants

Each of GrafTech and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been cash collateralized in accordance with Section 2.05(i) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of GrafTech and the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 and except for the liquidation or dissolution of Subsidiaries if the assets of such persons to the extent they exceed estimated liabilities are acquired by GrafTech or a Wholly Owned Subsidiary (in a proportion at least as favorable to GrafTech and its other Subsidiaries as its proportionate ownership interest therein) in such liquidation or dissolution; provided, however, that Subsidiaries that are Loan Parties or Guarantors may not be liquidated or dissolved into Subsidiaries that are not Loan Parties or Guarantors, respectively, and Domestic Subsidiaries may not be liquidated or dissolved into Foreign Subsidiaries.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations (including any Environmental Law) and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that none of the applicable Loan Party, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies (or certificates in respect thereof satisfactory to the Collateral Agent) to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent or (ii) for any other reason upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancelation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or an insurance certificate with respect thereto, together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which any of the Premises (as defined in the Mortgages) is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area (as so designated in the National Ocean and Earthquake Risk Map), obtain earthquake insurance in such reasonable total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d) With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $1,000,000, naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by GrafTech, a Borrower or any other Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy or certified copy of such policy or policies, or an insurance certificate with respect thereto.

(f) In connection with the covenants set forth in this Section 5.02, understand and agree that:

(i) none of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their respective agents and employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank or their agents or employees; provided, however, that if the insurance policies do not provide for waiver of subrogation rights against such parties, as required above, then each of GrafTech and the Borrowers hereby agrees, to the extent permitted by law, to waive, and to cause each other Subsidiary to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Required Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of GrafTech, the Borrowers and the other Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes; Other Claims. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon its properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and GrafTech, a Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the amount of such taxes, assessments, charges, levies and claims and interest and penalties thereon does not exceed $2,000,000 in the aggregate.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

(a) within 75 days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of operations, cash flows and stockholders’ equity showing the consolidated financial condition of GrafTech and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of GrafTech and the Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 40 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related consolidated statements of operations, cash flows and stockholders’ equity showing the consolidated financial condition of GrafTech and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all certified on behalf of GrafTech by one of its Financial Officers as fairly presenting the financial condition and results of operations of GrafTech and the Subsidiaries on a consolidated basis in accordance with GAAP (except for the absence of footnotes), subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of such accountants or of GrafTech signed by one of its Financial Officers opining on or certifying (which certificate, when furnished by such accountants, may be limited to accounting matters and disclaim responsibility for legal interpretations) (A) that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) as to computations which are set forth in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and (C) as to the amount of Available Disposition Proceeds, Equity Proceeds and Foreign Transfers as of the last day of the fiscal period reported on in such financial statements and setting forth computations in detail reasonably satisfactory to the Administrative Agent showing all transactions or other events increasing or decreasing such amounts (it being understood that the information required by clauses (B) and (C) may be provided in a certificate of GrafTech signed by one of its Financial Officers instead of from such accountants);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other publicly available materials filed by GrafTech or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders generally, as the case may be;

(e) if, as a result of any change in accounting principles used for financial reporting by in accordance with Section 1.04(a)(ii) or any other change in accounting principles and policies from those as in effect on the Effective Date, the consolidated financial statements of GrafTech and the Subsidiaries delivered pursuant to paragraph (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by GrafTech signed by one of its Financial Officers reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, a copy of an operating and capital expenditure budget of GrafTech on a consolidated basis for such fiscal year;

(g) promptly following the creation of or the initial acquisition of any equity interest in any Subsidiary, a certificate of GrafTech signed by a Responsible Officer of GrafTech identifying such new Subsidiary and the ownership interest of GrafTech and the Subsidiaries therein;

(h) within 90 days after the beginning of each fiscal year, and within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or, in each case, sooner if available), a balance sheet and related statements of operations, cash flows and stockholder’s equity, for such fiscal year or such fiscal quarter and the fiscal year to date through the end of such fiscal quarter, respectively, for each Unrestricted Subsidiary and for each minority interest in respect of which the Loan Parties shall, directly or indirectly, have an aggregate outstanding Investment in excess of $5,000,000;

(i) promptly, a copy of all final reports submitted in connection with any material interim or material special audit made by independent accountants of the books of GrafTech or any Subsidiary;

(j) within 180 days after the beginning of each fiscal year, the statutory accounts of Swissco for such fiscal year, audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized standing internationally or in Switzerland acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such accounts present the financial condition and results of operations of Swissco in accordance with Swiss auditing standards;

(k) within 180 days after the beginning of each fiscal year, the unaudited statutory accounts of Luxembourg Parent and, to the extent available, its covered subsidiaries for such fiscal year; and, in addition, if external audits of the statutory accounts of Luxembourg Parent, and, to the extent applicable, its covered subsidiaries, are available, as promptly as reasonably practicable thereafter; provided that any such external audit shall be conducted by PricewaterhouseCoopers LLP or other independent public accountants of recognized standing internationally or in Luxembourg acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such accounts present the financial condition and results of operations of Luxembourg Parent and, to the extent applicable, its covered subsidiaries in accordance with Luxembourg auditing standards;

(l) within 180 days after the beginning of each fiscal year, the unaudited statutory accounts of Luxembourg Holdco and, to the extent available, its covered subsidiaries for such fiscal year; and, in addition, if external audits of the statutory accounts of Luxembourg Holdco, and, to the extent applicable, its covered subsidiaries, are available, as promptly as reasonably practicable thereafter; provided that any such external audit shall be conducted by PricewaterhouseCoopers LLP or other independent public accountants of recognized standing internationally or in Luxembourg acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld) and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such accounts present the financial condition and results of operations of Luxembourg Holdco and, to the extent applicable, its covered subsidiaries in accordance with Luxembourg auditing standards;

(m) within 120 days after the beginning of each fiscal year, each Borrower that is a Domestic Subsidiary shall deliver to the Administrative Agent a bring-down Perfection Certificate of such Borrower signed by one of its Financial Officers setting forth any information required so that the Perfection Certificate(s) delivered under the Security Agreements on the Effective Date shall be complete and correct as of the date of such bring-down Perfection Certificate;

(n) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(o) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of GrafTech or any Subsidiary or compliance with the terms of any Loan Document, or such consolidating financial statements, or such financial statements showing the results of operations of any Unrestricted Subsidiary, as in each case the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request.

Information required to be delivered pursuant to Section 5.04(d) shall be deemed to have been delivered on the date on which GrafTech provides notice to the Administrative Agent that such information has been posted on the SEC website on the Internet at www.sec.gov, or at another website identified in such notice and accessible by the Lenders without charge, provided that such notice may be included in a certificate delivered pursuant to Section 5.04(c).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly after any Responsible Officer of GrafTech obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against GrafTech, a Borrower or any other Subsidiary in respect of which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) any other development specific to GrafTech, a Borrower or any other Subsidiary that is not a matter of general public knowledge and that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d) any development (not already disclosed in a certificate delivered under Section 5.04(c)) that could reasonably be expected to result in a change in Available Disposition Proceeds, Equity Proceeds or Foreign Transfers of greater than $20,000,000, together with a certificate of GrafTech signed by a Financial Officer of GrafTech setting forth the amount of Available Disposition Proceeds, Equity Proceeds or Foreign Transfers, as the case may be, as recomputed based upon such development and a computation of such adjusted amount in detail reasonably satisfactory to the Administrative Agent.

SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to ERISA and any applicable similar non-U.S. law and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of GrafTech, a Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred, a statement of GrafTech signed by one of its Financial Officers setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after any such Responsible Officer learns of receipt thereof, a copy of any notice that GrafTech, a Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 30 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of GrafTech signed by one of its Financial Officers setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly after any such Responsible Officer learns thereof and in any event within 30 days after receipt thereof by GrafTech, a Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by GrafTech, a Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA; provided, however, that in the case of each of clauses (i) through (iv) above, notice to the Administrative Agent shall only be required if such event or condition, together with all other events or conditions referred to in clauses (i) through (iv) above, could reasonably be expected to result in liability of GrafTech, a Borrower or any other ERISA Affiliate in an aggregate amount exceeding $17,500,000.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP or, as provided in Section 1.04, IFRS and permit any persons designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of GrafTech, a Borrower or any other Subsidiary at reasonable times, upon reasonable prior notice to GrafTech, and as often as reasonably requested, and to make extracts from and copies of such financial records, and to discuss the affairs, finances and condition of GrafTech, a Borrower or any other Subsidiary with the officers thereof and independent accountants therefor (in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

SECTION 5.09. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its Properties to comply, with all

Environmental Laws and Environmental Permits applicable to its and their respective operations and Properties; obtain and renew all Environmental Permits necessary for its and their respective operations and Properties; and conduct any Remedial Action in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Preparation of Environmental Reports. If a Default caused by reason of a breach, or facts that constitute a breach, of Section 3.17 or 5.09 shall have occurred and be continuing, at the request of the Required Lenders through the Administrative Agent, provide to Lenders within 90 days after such request, at the expense of GrafTech, an environmental site assessment report for the Properties which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any Remedial Action required under any applicable Environmental Law in connection with such Properties.

SECTION 5.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements) that may be required under applicable law or that the Collateral Agent may reasonably request, (a) in order to effectuate the transactions contemplated by the Loan Documents, (b) in order to cause the Collateral and Guarantee Requirement to be satisfied at all times and (c) in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 6.02) of the security interests created or intended to be created by the Security Documents. All such security interests and Liens will be created under the Security Documents and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and GrafTech, the Borrowers and the other Subsidiaries shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 5.11. GrafTech and the Borrowers agree to provide, and to cause each Subsidiary to provide, such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

SECTION 5.12. Significant Subsidiaries. Cause Significant Subsidiaries at all times to (a) account for 85% or more of the total consolidated assets of GrafTech and (b) have accounted for 85% or more of EBITDA for each of the two consecutive periods of four fiscal quarters immediately preceding the date of determination, in each case after giving effect to the designation of any Significant Subsidiary on any date as of which compliance with this Section 5.12 is being determined.

SECTION 5.13. Certain Accounting Matters. In the case of each of GrafTech, the Borrowers and the other Subsidiaries, cause its respective fiscal year to end on December 31.

SECTION 5.14. Dividends. In the case of GrafTech, permit its Subsidiaries to pay dividends or make cash advances and cause such dividends to be paid and cash advances to be made to the extent required to pay the monetary Obligations, subject, in the case of such dividends, to restrictions permitted by Section 6.09(c) and, in the case of such dividends and cash advances, to restrictions imposed by applicable requirements of law.

SECTION 5.15. Corporate Separateness. Cause the management, business and affairs of each of the Unrestricted Subsidiaries to be conducted in such a manner that each Unrestricted Subsidiary will be perceived as a legal entity separate and distinct from GrafTech, the Borrowers and the other Subsidiaries.

SECTION 5.16. Compliance with Swiss Withholding Tax Rules. Swissco shall ensure that it shall comply with the Swiss Withholding Tax Rules. For purposes of compliance with the Swiss Twenty Non-Bank Rule, Swissco shall assume for the purposes of determining the total number of creditors which are Non-Qualifying Banks that at all times there are 10 Lenders which are not Qualifying Banks under this Agreement.

SECTION 5.17. Maintenance of Ratings. GrafTech will use best efforts to maintain continuously in effect a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of GrafTech.

ARTICLE VI

Negative Covenants

Each of GrafTech and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been cash collateralized in accordance with Section 2.05(i) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, none of GrafTech and the Borrowers will, or will cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness; Certain Hedges; Certain Equity Securities. (a) In the case of Finance and the other Subsidiaries (other than Luxembourg Holdco and Swissco), incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

(i) Indebtedness existing on the Effective Date and set forth in Schedule 6.01, and (other than in the case of intercompany Indebtedness among GrafTech and other Loan Parties) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof;

(ii) Indebtedness created under the Loan Documents;

(iii) Interest/Exchange Rate Protection Agreements and Commodity Rate Protection Agreements entered into in order to fix or cap the effective rate of interest, or to hedge against currency fluctuations, on the Loans and other Indebtedness or to convert fixed rate obligations to floating rate obligations or to hedge against commodity price or currency fluctuations with respect to purchases and sales of goods and services in the ordinary course of business; provided, however, in each case, that such transactions shall be entered into to limit risks or control costs or expenses arising in the business of Finance and the Subsidiaries and not for the purpose of speculation or shall be entered into to take advantage of reduced interest rates by converting fixed rate obligations to floating rate obligations;

(iv) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing worker’s compensation, health, disability, retirement or other employee benefits or property, casualty or liability insurance to or for GrafTech, a Borrower or any other Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

(v) Indebtedness of Finance or any other Subsidiary to any Subsidiary or a Borrower; provided, however, that (A) Indebtedness of Luxembourg Parent, Luxembourg Holdco or Swissco or any Subsidiary that is not a Loan Party or that is an Excluded Foreign Loan Party that in each case is owed to any Loan Party other than an Excluded Foreign Loan Party (other than Indebtedness owed by any of Luxembourg Parent, Luxembourg Holdco or Swissco to any of Luxembourg Parent, Luxembourg Holdco or Swissco) is expressly permitted under Section 6.04(d)(ii), (j), (k), (l) or (m) and such Indebtedness shall be evidenced by promissory notes that are pledged under a Pledge Agreement and (B) Indebtedness of a Borrower or any Subsidiary Loan Party that is owed to Luxembourg Parent, Luxembourg Holdco or Swissco or that is owed to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(vi) Indebtedness of a Subsidiary which represents the assumption by such Subsidiary of Indebtedness of another Subsidiary in connection with the permitted merger of such other Subsidiary with or into such Subsidiary or the permitted purchase of all or substantially all the assets of such other Subsidiary, and extensions, renewals and replacements of any such Indebtedness that are not created in contemplation of the transaction and do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof;

(vii) Indebtedness of any Subsidiary in respect of performance bonds, bid bonds, surety bonds, bank guarantees (other than bank guarantees supporting Indebtedness) and similar obligations and letters of credit (other than letters of credit supporting Indebtedness), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and Indebtedness of GrafTech, a Borrower or any other Subsidiary in respect of appeal bonds and similar obligations, and in each case any extension, renewal or refinancing thereof to the extent not provided to secure the repayment of other Indebtedness and to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(ix) Indebtedness of a Subsidiary acquired after the Effective Date (or of a special purpose subsidiary formed after the Effective Date to acquire the assets and assume the Indebtedness of a business unit) and Indebtedness of a person merged or consolidated with or into a Subsidiary after the Effective Date, which Indebtedness in each case exists at the time of such acquisition, formation, merger or consolidation into a Subsidiary and is not created in contemplation of such transaction and where such acquisition, formation, merger or consolidation is permitted by this Agreement, and extensions, renewals and replacements of any such Indebtedness that are not created in contemplation of the transaction and do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof; provided, however, that such Indebtedness shall not exceed $100,000,000 for all such acquired Subsidiaries at any time outstanding; provided, further, however, that, notwithstanding the foregoing, if, after giving effect to any such acquisition, (A) the Leverage Ratio would be either (x) less than 1.00 to 1.00, or (y) no greater than the Leverage Ratio prior to giving effect to such acquisition, and (B) GrafTech shall be in compliance with the covenants contained in Sections 6.10 and 6.11 (for each of clauses (A) and (B), as recomputed on a pro forma basis after giving effect to such acquisition and such Indebtedness as if such acquisition had occurred and such Indebtedness had been incurred on the first day of the relevant period for such computation), and GrafTech shall have delivered to the Administrative Agent a certificate of GrafTech signed by a Responsible Officer of GrafTech and setting forth computations in detail reasonably satisfactory to the Administrative Agent confirming the satisfaction of such conditions, the aggregate principal amount of Indebtedness under this paragraph (ix) shall, to the extent resulting from such acquisition, be permitted in excess of $100,000,000;

(x) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred prior to or within 270 days after a Capital Expenditure in order to finance such Capital Expenditure, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof or subject any additional asset to any Lien or lease or Sale and Leaseback Transaction in respect thereof;

(xi) Capital Lease Obligations incurred by any Subsidiary in respect of any Sale and Leaseback Transaction that is permitted under Section 6.03, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof or subject any additional asset to any Lien or lease or Sale and Leaseback Transaction in respect thereof;

(xii) Indebtedness of Finance or any Guarantor (other than any Foreign Subsidiary), and Guarantees by Finance or any Guarantor of such Indebtedness and intercompany loans between them of the proceeds thereof, in an aggregate principal amount at any time outstanding not to exceed, when taken together with all Indebtedness incurred in reliance on Section 6.01(b)(v) and 6.01(c)(v), without duplication, the General Debt Basket; provided, however, that up to but not more than $50,000,000 of such Indebtedness may be secured by Liens created in reliance on Section 6.02(r)(i);

(xiii) Permitted Refinancing Notes incurred to refinance the Senior Subordinated Notes;

(xiv) Supply Chain Arrangements;

(xv) Cash Management Arrangements, Guarantees thereof by the Guarantors and other Subsidiaries and letters of credit and bank guarantees supporting such Cash Management Arrangements;

(xvi) unsecured Indebtedness of any Foreign Subsidiary (other than Swissco), the proceeds of which are used solely for working capital purposes, in an aggregate principal amount for all such Foreign Subsidiaries taken together at any time outstanding not to exceed $15,000,000; and

(xvii) all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (xvii) above.

Notwithstanding the foregoing, the aggregate amount of Indebtedness (other than Indebtedness incurred in reliance on clause (v) and the second proviso to clause (ix) of Section 6.01(a)) of Subsidiaries that are not Guarantors (other than

Luxembourg Parent, Luxembourg Holdco and Swissco) shall not at any time exceed $100,000,000 for all such Subsidiaries in the aggregate.

(b) In the case of GrafTech, incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

(i) Indebtedness existing on the Effective Date and set forth on Schedule 6.01;

(ii) Indebtedness created under the Loan Documents;

(iii) Indebtedness of a type permitted by (and subject to the limits specified in) clauses (iv), (v), (vii), (viii) and (xv) of Section 6.01(a);

(iv) Interest/Exchange Rate Protection Agreements or Commodity Rate Protection Agreements satisfying the requirements set forth in Section 6.01(a)(iii), and unsecured Guarantees of Supply Chain Arrangements and obligations incurred under Section 6.01(a)(iii), and Indebtedness consisting of unsecured Guarantees of Indebtedness permitted by clauses (iv), (vii), (viii), (x), (xi), (xii) and (xvi) of Section 6.01(a);

(v) unsecured Indebtedness, and intercompany loans of the proceeds thereof, described in Section 6.01(a)(xii), in an aggregate principal amount not to exceed, when taken together with all Indebtedness incurred in reliance on Section 6.01(a)(xii) and 6.01(c)(v), without duplication, the General Debt Basket;

(vi) Indebtedness of GrafTech consisting of contingent liabilities or Indebtedness of the type referred to in the proviso contained in the definition of “Unrestricted Subsidiary”;

(vii) all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (viii) above.

In addition, GrafTech may elect to receive any Restricted Payment permitted to be made to it under Section 6.06 by incurring intercompany Indebtedness to Seadrift, GrafTech USA, Holdings or any other directly owned Subsidiary of GrafTech.

(c) In the case of Swissco and Luxembourg Holdco, incur, create, assume or permit to exist any Indebtedness or enter into any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement, except:

(i) Indebtedness of Swissco existing on the Effective Date and set forth on Schedule 6.01, and (other than in the case of intercompany Indebtedness among GrafTech and other Loan Parties) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof or add any new obligor in respect thereof;

(ii) Indebtedness created under the Loan Documents;

(iii) Indebtedness permitted by Section 6.01(a)(v); provided, however, that (A) such Indebtedness to any Loan Party other than an Excluded Foreign Loan Party (other than any such Indebtedness owed to Luxembourg Holdco or Swissco) is expressly permitted under Section 6.04(j), (k), (l) or (m) and such Indebtedness shall be evidenced by promissory notes that are pledged under a Pledge Agreement and (B) such Indebtedness of Swissco shall be subordinated to the Swissco Obligations, and such Indebtedness of Luxembourg Holdco shall be subordinated to the Obligations of Luxembourg Holdco, on terms reasonably satisfactory to the Administrative Agent;

(iv) Interest/Exchange Rate Protection Agreements or Commodity Rate Protection Agreements satisfying the requirements set forth in Section 6.01(a)(iii), and Indebtedness consisting of (A) Indebtedness of the type described in clause (xv) of Section 6.01(a), and (B) Indebtedness of the type described in clauses (iv), (vii), (viii), (x) and (xi) of Section 6.01(a); provided, however, that any Indebtedness incurred under this subparagraph (B) shall have been incurred solely to finance or support the operations of Swissco or Luxembourg Holdco, but not the operations of any of their Affiliates;

(v) unsecured Indebtedness, and intercompany loans of the proceeds thereof, described in Section 6.01(a)(xii), in an aggregate principal amount not to exceed (A) $100,000,000 and (B) when taken together with all Indebtedness incurred in reliance on Section 6.01(a)(xii) and 6.01(b)(v), without duplication, the General Debt Basket;

(vi) unsecured Indebtedness in an aggregate principal amount at any time outstanding that does not exceed $15,000,000, Cash Flow Notes and Supply Chain Arrangements described in clause (a) of the definition of Supply Chain Arrangements; and

(vii) all premium (if any), interest (including post-petition interest), fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (i) through (vi) above.

(d) Incur, create, assume or permit to exist any preferred Capital Stock (other than preferred Capital Stock of GrafTech that is not Disqualified Stock); provided, however, that preferred Capital Stock may be issued to the extent Indebtedness of the issuer thereof in a like amount (with the amount of any such preferred Capital Stock being deemed to be the liquidation preference thereof) could have been borrowed from the holder of such preferred Capital Stock in reliance on Section 6.01(a)(xii), and such issuance shall be deemed to reduce the amount of

Indebtedness otherwise permitted to be incurred under Section 6.01(a)(xii) by the amount of the liquidation preference of such preferred Capital Stock.

SECTION 6.02. Liens; Sales of Certain Assets. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, or sell or transfer income or revenues (including any accounts receivable) or any right in respect thereof, except:

(a) Liens on property or assets of GrafTech, the Borrowers and the other Subsidiaries existing on the Effective Date and set forth in Schedule 6.02; provided, however, that such Liens shall secure only those obligations which they secure on the Effective Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)(i)) and shall not subsequently apply to any other property or assets of GrafTech, a Borrower or any other Subsidiary (other than Investments in Unrestricted Subsidiaries);

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset of any Subsidiary (x) prior to the acquisition of such property or asset by such Subsidiary or (y) prior to the acquisition of such Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or asset of GrafTech, a Borrower or any other Subsidiary;

(d) any Lien on any property or asset of a Subsidiary securing Indebtedness permitted by Section 6.01(a)(ix); provided, however, that such Lien does not apply to any other property or asset of such Subsidiary or of GrafTech, a Borrower or any other Subsidiary not securing such Indebtedness at the date of acquisition, formation, merger or consolidation (other than after acquired property of such Subsidiary subjected to a Lien securing Indebtedness incurred prior to such date and permitted hereunder which contains a requirement for the pledging of after acquired property);

(e) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $2,000,000 in the aggregate, or which are being contested in compliance with Section 5.03, or for property taxes on property that GrafTech, a Borrower or the affected Subsidiary has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(f) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, service provider’s or other like Liens arising in the ordinary course of business and securing obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, GrafTech, a Borrower or the relevant Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(g) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other worker’s compensation, unemployment insurance and other social security laws or regulations or in respect of health, disability, retirement or other employee benefits and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations;

(h) (x) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, and (y) deposits in an aggregate cash amount not to exceed $50,000,000 to secure obligations in respect of Interest/Exchange Rate Protection Agreements or Commodity Rate Protection Agreements;

(i) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of GrafTech, a Borrower or any of the other Subsidiaries;

(j) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, however, that (i) such security interests secure Indebtedness or Sale and Lease-Back Transactions permitted by Section 6.01 or 6.03, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, prior to or within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost (including capitalized interest on construction financing) of such real property, improvements or equipment at the time of such acquisition (or construction), (iv) such expenditures are permitted by this Agreement and (v) such security interests do not apply to any other property or asset of a Borrower or any Subsidiary (other than to accessions to such real property, improvements or equipment; provided, however, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

(k) Liens securing reimbursement obligations in respect of trade-related letters of credit permitted under Section 6.01 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit;

(l) Liens arising out of capitalized or operating lease transactions permitted under Section 6.03, so long as such Liens (i) attach only to the property sold in such transaction and any accessions thereto and (ii) do not interfere with the business of GrafTech, a Borrower or any other Subsidiary in any material respect;

(m) Liens consisting of interests of lessors under capital leases permitted by Section 6.01;

(n) Liens securing judgments for the payment of money in an aggregate amount not in excess of $17,500,000 (or more so long as such excess is covered by insurance as to which the insurer has acknowledged in writing its obligation to cover), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

(o) any Lien arising by operation of law pursuant to Section 107(1) of CERCLA or pursuant to analogous state or foreign law, for costs or damages which are not yet due (by virtue of a written demand for payment by a Governmental Authority) or which are being contested in compliance with the standard set forth in Section 5.03(a), or on property that a Subsidiary has determined to abandon if the sole recourse for such costs or damages is to such property; provided, however, that the aggregate liability of GrafTech, the Borrowers and the other Subsidiaries with respect to the matters giving rise to all such Liens shall not, in the reasonable estimate of GrafTech (in light of all attendant circumstances, including the likelihood of contribution by third parties), exceed $17,500,000;

(p) any leases or subleases to other persons of properties or assets owned or leased by a Subsidiary;

(q) Liens with respect to property or assets not constituting Collateral for any of the Obligations securing Cash Management Arrangements (and Guarantees, letters of credit and bank guarantees in respect thereof permitted under Section 6.01) entered into in the ordinary course of business;

(r) Liens with respect to property or assets not constituting Collateral for any of the Obligations (i) securing Indebtedness incurred under Section 6.01(a)(xii) (or, with respect to up to $25,000,000 aggregate principal amount, incurred under Section 6.01(a)(iv), (vii) or (viii) or Section 6.01(a)(xvii) in respect thereof or the corresponding provisions of Section 6.01(b)) and in an aggregate outstanding principal amount at any time not to exceed $50,000,000 or (ii) securing obligations not constituting Indebtedness in an aggregate amount for all such obligations at any time not to exceed $35,000,000;

(s) any Lien arising as a result of a transaction permitted under Section 6.05(h) or (i) or under Section 6.12, in each case in respect of an asset disposed of thereby;

(t) the sale of (and Liens that may arise relating to) accounts receivable in connection with collection in the ordinary course of business and Liens which might arise as a result of the sale or other disposition of accounts receivable pursuant to Section 6.05(h);

(u) the replacement, extension or renewal of any Lien permitted by clause (c), (d) or (j) above; provided, however, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; and provided further, however, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(v) licenses of intellectual property (A) in the ordinary course of business that do not constitute dispositions of such intellectual property or (B) that constitute dispositions of such intellectual property made in accordance with Section 6.05;

(w) Liens on machinery, equipment and construction in progress of Subsidiaries organized under the laws of Brazil securing obligations not constituting Indebtedness in an aggregate amount for all such obligations at any time not to exceed $5,000,000; and

(x) Liens consisting of rights of first refusal, put/sale options and other customary arrangements with respect to, and restrictions on, the sale, pledge or other transfer of Capital Stock in persons in which not all the Capital Stock is owned by GrafTech, the Borrowers and the other Subsidiaries, in each case to the extent such Liens do not secure any Indebtedness.

Notwithstanding the foregoing, none of GrafTech and the Borrowers will create, incur, assume or permit to exist any Lien on any property or assets (including Capital Stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, or sell or transfer any income or revenues (including any account receivable) or any right in respect thereof, except any Lien created under the Loan Documents and Liens of the type described in paragraphs (a), (e), (f), (g), (h), (n), (o), (q), (r) or (s) above (and paragraph (u) in respect thereof) and Liens on any property or assets of an Unrestricted Subsidiary.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), other than any Sale and Lease-Back Transaction which involves a sale by a Subsidiary solely for cash consideration on terms not less favorable than would prevail in an arm’s-length transaction and which results in a Capital Lease Obligation or an operating lease, in either case entered into to finance a Capital Expenditure consisting of the initial acquisition or construction by such

Subsidiary of the property sold or transferred in such Sale and Lease-Back Transaction; provided, however, that such Sale and Lease-Back Transaction occurs within 270 days after such acquisition or construction.

SECTION 6.04. Investments, Loans, Advances and Acquisitions. Purchase, hold or acquire any Capital Stock, evidences of Indebtedness or other securities of (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, be liable in respect of any obligation under any Interest/Exchange Rate Protection Agreement or Commodity Rate Protection Agreement entered into to limit risks or to control costs or expenses arising in the business of another person or to convert fixed rate obligations of another person to floating rate obligations, or make or permit to exist any investment or any other interest in, any other person (including by means of a disposition of part but not all the Capital Stock of any Subsidiary under Section 6.05(i)), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other person constituting a business unit (each of the foregoing transactions, an “Investment”), except:

(a) Investments (i) existing on the Effective Date in the Capital Stock of the Subsidiaries or existing on the First Amendment Effective Date or March 30, 2012, as a result of the Permitted Restructuring; (ii) by GrafTech in the Capital Stock of Seadrift, GrafTech USA or Holdings; (iii) by any Subsidiary Loan Party in any Subsidiary Loan Party (so long as (A) such person shall remain a Loan Party after giving effect to such Investment, (B) such person is not an Excluded Foreign Loan Party, and (C) any such Investment in Luxembourg Holdco or Swissco (other than an Investment made by Luxembourg Parent, Luxembourg Holdco or Swissco) arising as a substantially contemporaneous consequence of the making of such Investment shall not be permitted under this paragraph (a) and must be permitted under another paragraph of this Section 6.04); (iv) by any Subsidiary that is not a Loan Party in any Subsidiary Loan Party or any Wholly Owned Subsidiary that is not a Loan Party (so long as such Loan Party shall remain a Loan Party or such Wholly Owned Subsidiary shall remain a Wholly Owned Subsidiary after giving effect to such Investment); and (v) if no Default or Event of Default exists or will exist immediately after giving effect to such Investment, by any Excluded Foreign Loan Party in any Subsidiary Loan Party or any Wholly Owned Subsidiary that is not a Loan Party (so long as such Loan Party shall remain a Loan Party or such Wholly Owned Subsidiary shall remain a Wholly Owned Subsidiary after giving effect to such Investment);

(b) Permitted Investments and Investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05; provided, however, that such consideration (if the stated amount or value thereof is in excess of $1,000,000) is pledged upon receipt pursuant to the Pledge Agreements to the extent required thereby;

(d) (i) intercompany loans to a Borrower or Subsidiary Loan Parties that comply with Section 6.01 (including any requirement that such Indebtedness be permitted under one or more specified paragraphs of this Section 6.04), and intercompany loans to GrafTech that comply with Section 6.06 and (ii) intercompany loans by Luxembourg Parent, Luxembourg Holdco or Swissco to Luxembourg Parent or the direct or indirect subsidiaries of Luxembourg Parent in an aggregate amount not to exceed (A) $50,000,000 with respect to the aggregate of such Investments made to any one direct or indirect subsidiary of Luxembourg Parent and (B) $100,000,000 with respect to the aggregate of such Investments made to all direct or indirect subsidiaries of Luxembourg Parent;

(e) (i) loans and advances to employees of GrafTech, the Borrowers or the other Subsidiaries not to exceed $6,000,000 in the aggregate at any time outstanding (excluding up to $1,000,000 in loans existing on the Effective Date to former employees) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) (i) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of GrafTech and the Subsidiaries;

(g) Interest/Exchange Rate Protection Agreements and Commodity Rate Protection Agreements permitted pursuant to Section 6.01(a)(iii), 6.01(b)(iv) or 6.01(c)(iv), and Cash Management Arrangements and Guarantees, letters of credit and bank guarantees in respect of Cash Management Arrangements permitted under Section 6.01 and Liens securing Cash Management Arrangements and Guarantees of Cash Management Arrangements permitted under Section 6.02(q);

(h) Investments, other than Investments listed in paragraphs (a) through (g) of this Section, existing on the Effective Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Section 6.02(g) or (h);

(j) any Investment constituting a Permitted Subsidiary Investment made after the Effective Date; provided, that (x) the Leverage Ratio as of the last day of the most recent fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) (recomputed on a pro forma basis after giving effect to such Investment as if such Investment had occurred on the first day of the relevant period for such computation) is less than or equal to 3.25 to 1.00, and (y) the Availability Condition shall be satisfied following such Investment and payment of all related costs and expenses;

(k) any Investment made after the Effective Date constituting a Permitted Subsidiary Investment in a Subsidiary (or a business to become a Subsidiary after giving effect to such Investment) that is engaged in the business of manufacturing graphite electrodes or is otherwise engaged in the carbon, graphite, coke, anode, engineered solutions and/or thermal management business; provided, however, that such Investment is made with Equity Proceeds received after the Effective Date and not more than two years prior to the date of such Investment and not otherwise used during such two-year period under Section 6.09(d)(v) or to make any Investment under this Section 6.04(k) or Section 6.04(m);

(l) any Investment made after the Effective Date constituting a Permitted Subsidiary Investment made with Available Disposition Proceeds; provided, however, that (i) the Availability Condition shall be satisfied following such Investment and payment of all related costs and expenses and after giving effect to any increase in the Available Commitments due to the making of such Investment, and (ii) the aggregate amount of consideration paid in respect of Permitted Subsidiary Investments that are not Permitted Acquisitions and that are made in reliance on this paragraph (l) shall not exceed $50,000,000;

(m) any Investment in an Unrestricted Subsidiary or constituting a Permitted Subsidiary Investment made after the Effective Date in a person that is not a Subsidiary or is neither engaged in the business of manufacturing graphite electrodes nor is otherwise engaged in the carbon, graphite, coke, anode, engineered solutions and/or thermal management business; provided, however, that such Investment is made with Equity Proceeds received after the Effective Date and not more than 90 days prior to the date on which definitive documentation for such Investment is entered into and not otherwise used during such 90-day period under Section 6.09(d)(v) or to make any Investment under Section 6.04(k) or this Section 6.04(m);

(n) Investments constituting Permitted Subsidiary Investments or Investments in Unrestricted Subsidiaries made after the Effective Date with Capital Stock of GrafTech (other than Disqualified Stock);

(o) Guarantees by GrafTech of Supply Chain Arrangements and obligations of GrafTech, a Borrower or any other Subsidiary that do not constitute Indebtedness and in each case are entered into in the ordinary course of business; and

(p) Investments consisting of Indebtedness permitted under Sections 6.01(a)(xii), 6.01(b)(v) and 6.01(c)(v), unsecured Guarantees permitted under Section 6.01(b)(iv) and any Guarantee by any Loan Party created under a Loan Document.

(q) Investments resulting from contributions to Swissco referred to in Section 6.05(f);

(r) any cash Investment in an Unrestricted Subsidiary made after the Effective Date; provided that the aggregate amount of all such Investments made or held in Unrestricted Subsidiaries shall not exceed (net of return of capital of (but not return on) any such Investment) $30,000,000 at any time.

Notwithstanding the foregoing, under no circumstances shall any Foreign Subsidiary own any of the Capital Stock of any Domestic Subsidiary (except as permitted by Section 9.19 of the 2011 Credit Agreement and on the terms and subject to the requirements set forth therein). For the avoidance of doubt, (A) in the event and to the extent that substantially simultaneously with the making of any new Investment, the investor receives a return of capital in respect of an existing Investment in the same person in which such new Investment is being made, such new Investment will be deemed to be a continuation of such existing Investment for purposes of determining compliance with the provisions of this Section 6.04, and (B) in the event and to the extent that substantially simultaneously with the making of any new Investment by a Loan Party in Luxembourg Parent, Luxembourg Holdco or Swissco (x) with the proceeds of Indebtedness incurred under the General Debt Basket, Luxembourg Parent, Luxembourg Holdco or Swissco makes an Investment under Section 6.04(j) with such proceeds in a Foreign Subsidiary, then the use of such proceeds to make such Investment (and any further substantially simultaneous Investment made with such proceeds) shall not constitute an additional usage of the basket under Section 6.04(d) or 6.04(j), or (y) with Equity Proceeds or Available Disposition Proceeds, then the use of such proceeds to make such Investment (and any further substantially simultaneous Investment made with such proceeds) shall be deemed to have been made with such Equity Proceeds or Available Disposition Proceeds.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of, in one transaction or in a series of transactions (other than pursuant to the Permitted Restructuring), all or any substantial part of its assets, whether now owned or hereafter acquired (other than assets of GrafTech constituting an Unrestricted Subsidiary), or any Capital Stock of a Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

the purchase and sale of inventory or license of intellectual property in the ordinary course of business by any Subsidiary, the sale of used or surplus equipment by any Subsidiary in the ordinary course of business, the acquisition of any asset of any person in the ordinary course of business or any purchase or sale of Permitted Investments in the ordinary course of business;

if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (i) the merger of any Subsidiary into or with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary (which shall be a Domestic Subsidiary if the non-surviving person shall be a Domestic Subsidiary, a Guarantor if the non-surviving person shall be a Guarantor (and a Loan Party that is not an Excluded Foreign Loan Party if the non-surviving person shall be a Loan Party that is not an Excluded Foreign Loan Party)), and no person other than GrafTech or a Wholly Owned Subsidiary receives any consideration, or (ii) the merger into or with a non-Wholly Owned Subsidiary of any person that is a wholly owned subsidiary of such non-Wholly Owned Subsidiary in a transaction in which the surviving entity is a Subsidiary in which GrafTech’s aggregate equity ownership percentage is no less than it was in such non-Wholly Owned Subsidiary immediately prior the effectiveness of such merger (which shall be a Domestic Subsidiary if the non-surviving person shall be a Domestic Subsidiary, a Guarantor if the non-surviving person shall be a Guarantor (and a Loan Party that is not an Excluded Foreign Loan Party if the non-surviving person shall be a Loan Party that is not an Excluded Foreign Loan Party)), and no person other than GrafTech, a Wholly Owned Subsidiary or such non-Wholly Owned Subsidiary receives any consideration;

Sale and Lease-Back Transactions permitted by Section 6.03;

Investments permitted by Section 6.04;

subject to Section 6.07, sales, leases or transfers (i) from any Subsidiary to a domestic Wholly Owned Subsidiary that is a Guarantor, (ii) from any Foreign Subsidiary that is not a CFC (other than any Loan Party that is not an Excluded Foreign Loan Party) to any Foreign Wholly Owned Subsidiary that is not a CFC; (iii) from any Foreign Subsidiary that is a CFC to any Foreign Wholly Owned Subsidiary; (iv) constituting Permitted Subsidiary Transfers; or (v) constituting Permitted Subsidiary Investments made in reliance on Section 6.04(d), (j), (k), (l) or (m);

the sale or contribution of (i) the goodwill of GrafTech, Finance or any other Domestic Subsidiary to Swissco, (ii) the customer list of GrafTech, Finance or any other Domestic Subsidiary to Swissco, provided that any such sale of the customer list shall not impose any limitation on the seller in dealing with any customer on such list, (iii) intellectual property owned on the Effective Date by Seadrift to Swissco, provided that (A) such intellectual property will be pledged by Swissco to secure the Swissco Obligations and (B) the seller thereof shall retain a license of not less than 10 years’ duration of all rights in respect of such intellectual property, which license shall not require the payment by the licensee of royalties in excess of those that would prevail in an arm’s length transaction between unrelated parties, shall be freely transferable to any person or persons in connection with any sale to a person other than GrafTech or a Subsidiary of a business in which such intellectual property is used and (iv) Production Capacity Rights by Seadrift or GrafTech USA to Swissco; provided, that each such sale of intellectual property of Seadrift shall be permitted solely to the extent the consideration therefor consists of an intercompany note of Swissco (which may be prepaid at the election of Swissco).

sales, leases or other dispositions of inventory or intellectual property of the Subsidiaries determined by the Board of Directors or senior management of GrafTech to be no longer useful or necessary in the operation of the business of GrafTech and the Subsidiaries;

sales or other dispositions of accounts receivable of Subsidiaries in connection with factoring arrangements so long as the aggregate face amount at any time outstanding of receivables subject to such arrangements does not exceed (i) $50,000,000 in the aggregate or (ii) $15,000,000 for receivables of Domestic Subsidiaries and Swissco;

sales or other dispositions by any Subsidiary (i) of assets (other than receivables, except to the extent disposed of incidentally in connection with a sale or other disposition otherwise permitted hereby), including Capital Stock of Subsidiaries, after the Effective Date for consideration in an aggregate amount during the term of this Agreement not exceeding $250,000,000 and (ii) of any portion of the assets acquired in connection with a Permitted Acquisition or other acquisition permitted hereunder to the extent that (A) such sale or other disposition is required by any Governmental Authority in accordance with applicable antitrust or other similar law or (B) the aggregate value of the assets so sold or otherwise disposed of does not exceed 25% of the aggregate value of the assets so acquired; provided, however, in each such case that:

(i)	each such sale or other disposition shall be for a consideration determined in good faith by the Board of Directors or senior management of GrafTech to be at least equal to the fair market value (if any) thereof;

(ii)	the aggregate amount of all non-cash consideration included in the proceeds of any such sale or other disposition may not exceed 25% of the fair market value of such proceeds; provided, however, that obligations of the type referred to in paragraphs (a) or (e) of the definition of “Permitted Investments” shall be deemed not to be non-cash proceeds if such obligations are promptly sold for cash and the proceeds of such sale are included in the calculation of Net Proceeds from such sale;

(iii)	no Default or Event of Default shall have occurred and be continuing immediately prior to or after such sale or other disposition;

(iv)

in the case of any sale or disposition under clause (A) or (B)(y) above, no such sale or other disposition shall be made unless GrafTech shall be in compliance, on a pro forma basis after giving effect to such sale or other disposition, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) as if such sale or other disposition had taken place on the first day of each relevant period for testing such compliance, and, in the case of any such sale or other disposition for consideration in excess of $50,000,000, GrafTech shall have delivered to the Administrative Agent a certificate of GrafTech signed by a Responsible Officer of GrafTech to such effect; and

(v)	in the case of any sale or disposition under clause (A) above, after giving effect to such sale or other disposition, the aggregate amount of the assets constituting Collateral that shall have been sold or otherwise disposed of in reliance on this paragraph (i) after the Effective Date shall not exceed $50,000,000.

Notwithstanding any other provision herein, no sale may be made of the Capital Stock of (x) Holdings, Finance, Luxembourg Parent, Luxembourg Holdco, Swissco or GrafTech International Holdings or (y) any other Subsidiary, except in connection with the sale of all the outstanding Capital Stock of such Subsidiary that is held by GrafTech or any other Subsidiary; provided, however, that a sale or disposition of less than all the Capital Stock of a Subsidiary may be made if (1) such Subsidiary is not a Loan Party (or, if no Default or Event of Default exists or will exist immediately after giving effect to such sale or disposition, such Subsidiary is an Excluded Foreign Loan Party), (2) if the Capital Stock of such Subsidiary was pledged pursuant to a Pledge Agreement, the Capital Stock of such Subsidiary not sold or otherwise disposed of shall remain subject to the Lien of a Pledge Agreement, and (3) such sale or other disposition of Capital Stock shall be treated as an acquisition of the remaining Capital Stock for purposes of Section 6.04 and shall be permitted under Section 6.04(j), (k), (l) or (m);

the spin off of the Capital Stock of any Subsidiary or any other non-cash distribution to equity holders of GrafTech; provided, however, that (i) the net fair value of such Capital Stock or other non-cash distribution shall be deemed to be a Restricted Payment for purposes of Section 6.06(c) and such spin off or other non-cash distribution shall be permitted only if such Restricted Payment is permitted thereunder and (ii) at the end of the then most recent fiscal quarter for which financial statements shall have been received under Section 5.04(a) or (b) GrafTech would have been in compliance with each of the covenants set forth in Sections 6.10 and 6.11 if such covenants were recomputed on a pro forma basis after giving effect to such spin off as if such spin off had been consummated on the first day of the relevant period for such computation; and

sales, transfers and other dispositions by one or more Subsidiaries to one or more other Subsidiaries or GrafTech required to give effect to a transaction consummated in reliance on Section 6.05(j) (which together shall be sales, transfers and other dispositions counted as one transaction for purposes of determining compliance with the numerical limitations under Section 6.06).

Notwithstanding the foregoing, no transaction may be effected in reliance on any of paragraphs (a) through (k) above if such transaction would constitute or result in an Excess Foreign Transfer.

SECTION 6.06. Dividends and Distributions. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) any Subsidiary may make any Restricted Payments to any Wholly Owned Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to any Subsidiary and to each other owner of Capital Stock of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of such Subsidiary) based on their relative ownership interests);

(b) Seadrift, GrafTech USA and Holdings may make any Restricted Payments to GrafTech in respect of overhead, tax liabilities, legal, accounting and other professional fees and expenses, fees and expenses associated with registration statements filed with the Securities and Exchange Commission and ongoing public reporting requirements, costs associated with activities of GrafTech permitted under Section 6.08(a) and Restricted Payments to fund Restricted Payments by GrafTech permitted under paragraph (d) below, in each case to the extent actually incurred by GrafTech;

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) GrafTech and the Subsidiaries may make Restricted Payments so long as, after giving effect thereto, the aggregate amount, without duplication, of Restricted Payments made under this paragraph (c)(i) during any fiscal year shall not exceed 50% of the consolidated net income of GrafTech for the immediately preceding fiscal year and (ii) in addition, GrafTech and the Subsidiaries may make Restricted Payments so long as, after giving effect thereto, the aggregate amount, without duplication, of Restricted Payments made under this paragraph (c)(ii) during the term of this Agreement shall not exceed $75,000,000 (or, (A) if the Leverage Ratio as of the last day of the most recent fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) (recomputed on a pro forma basis after giving effect to such transaction as if such transaction had occurred on the first day of the relevant period for such computation) is less than or equal to 3.25 to 1.00, $200,000,000, or (B) if (1) the Availability Condition shall be satisfied following the making of any such Restricted Payment and (2) the Leverage Ratio as of the last day of the most recent fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) (recomputed on a pro forma basis after giving effect to such transaction as if such transaction had occurred on the first day of the relevant period for such computation) is less than or equal to 2.00 to 1.00, $500,000,000);

(d) GrafTech may make Restricted Payments (and Seadrift, GrafTech USA and Holdings may make Restricted Payments to GrafTech) to purchase or redeem shares of Capital Stock of GrafTech held by present or former directors, officers or employees of GrafTech or any Subsidiary or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, however, that the aggregate amount of such purchases or redemptions under this paragraph (d) shall not exceed $1,000,000 per calendar year which, if not used in any such year, may be carried forward to any subsequent calendar year; provided, however, that the aggregate amount of such purchases or redemptions that may be made pursuant to this paragraph (d) during the term of this Agreement shall not exceed $3,000,000;

(e) Seadrift, GrafTech USA and Holdings may make Restricted Payments to GrafTech in order to fund Investments in Unrestricted Subsidiaries permitted under Section 6.04; and

(f) at any time no Default or Event of Default has occurred and is continuing, Seadrift, GrafTech USA and Holdings may make Restricted Payments to GrafTech of cash in order to fund payments in respect of Indebtedness of GrafTech permitted to be outstanding hereunder (i) in connection with conversions, redemptions, repurchases or prepayments of such Indebtedness, in each case to the extent such amounts are permitted to be paid under Section 6.09(d), or (ii) of interest then due in respect of such Indebtedness.

SECTION 6.07. Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Capital Stock of GrafTech, unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon terms no less favorable to GrafTech, such Borrower or such Subsidiary, as the case may be, than would obtain in a comparable arm’s-length transaction with a person which was not an Affiliate; provided, however, that the foregoing restriction shall not apply to the indemnification (including advancement of expenses) of directors, officers or employees of GrafTech, the Borrowers and the other Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement, (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, pursuant to, or the funding of, employment, retention, incentive, severance or retirement arrangements or stock option, ownership or purchase plans or compensation, retirement or benefit plans, programs or arrangements (including stock-based plans, programs or arrangements) for employees, officers or directors, (ii) loans or advances to employees of GrafTech, a Borrower or any other Subsidiary in accordance with Section 6.04(e), (iii) transactions among GrafTech, the Borrowers and Wholly Owned Subsidiaries, (iv) Permitted Subsidiary Transfers, (v) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.07, (vi) payments pursuant to the Tax Sharing Agreement, (vii) employment, consulting, retention, incentive, severance or retirement agreements entered into by GrafTech, a Borrower or any of the other Subsidiaries in the ordinary course of business and fees, payments, awards or grants pursuant thereto (viii) Restricted Payments permitted under Section 6.06, (ix) guarantee fees or similar payments in respect of any Guarantee Agreement and (x) any grant of board nomination rights, registration rights or other governance rights or rights in respect of equity to any seller in connection with an acquisition notwithstanding that immediately following receipt of such rights the recipient shall have become an Affiliate of the granting person, provided that the recipient shall not have been an Affiliate of such person immediately prior to such grant.

SECTION 6.08. Business of GrafTech, the Borrowers and the Subsidiaries. (a) In the case of GrafTech and the Subsidiaries (taken as a whole), (i) cease to engage in the business of manufacturing graphite electrodes or (ii) cease to be primarily engaged in the carbon, carbon fiber, graphite, coke, anode, engineered solutions and/or thermal management businesses; (b) in the case of GrafTech, engage at any time in any business or business activity other than (i) ownership of all the outstanding Capital Stock of Seadrift, GrafTech USA, and Holdings and any other directly owned Subsidiary of GrafTech together with activities directly related thereto, (ii) ownership of Unrestricted Subsidiaries together with activities directly related thereto, (iii) performance of its obligations under the Loan Documents, under intercompany Indebtedness and under Indebtedness incurred in accordance with Section 6.01(b) and (iv) actions necessary or appropriate to maintain its status as a corporation, as a parent holding company and as a public company and to preserve and assert its rights and protect and defend its interests and to perform its obligations under contracts to which it is a party, (c) in the case of Finance, own any Capital Stock of any person or engage at any time in any business activity other than (i) performance of its obligations under the Loan Documents, (ii) conducting treasury and cash management functions for GrafTech and the Subsidiaries consistent with past practices and (iii) activities necessary or appropriate to maintain its status as a corporation and to preserve and assert its rights and protect and defend its interests and (d) in the case of Luxembourg Parent, engage at any time in any business or business activity other than (i) the ownership of Capital Stock of its subsidiaries, (ii) performance of its obligations under the Loan Documents, (ii) conducting treasury and cash management functions for GrafTech and the Subsidiaries consistent with past practices and (iii) activities necessary or appropriate to maintain its status as a corporation and to preserve and assert its rights and protect and defend its interests.

SECTION 6.09. Indebtedness and Other Material Agreements. (a) Directly or indirectly, make any payment, retirement, repurchase or redemption on account of the principal of intercompany Indebtedness owed to GrafTech or directly or indirectly prepay or defease any such Indebtedness, except that payments in respect of intercompany Indebtedness owed to GrafTech may be made (i) in order to fund payments permitted to be made under Section 6.06, (ii) to the extent paid in common stock of the payor and (iii) to the extent that the amounts paid are substantially simultaneously contributed by GrafTech to a Loan Party in the form of a common equity contribution.

(b) Amend or modify in any manner adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such action shall be adverse to the Lenders), the certificate of incorporation, by-laws or other organizational documents of GrafTech, a Borrower or any other Subsidiary.

(c) Permit any Subsidiary to enter into any agreement or instrument which by its terms restricts the payment of dividends or the making of cash advances by such Subsidiary to a Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, other than those in effect on the Effective Date and set forth on Schedule 6.09 (or replacements of such agreements on terms no less favorable to the Lenders) and those arising under any Loan Document.

(d) Directly or indirectly, make or agree to pay or make any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Indebtedness , except:

(i) payments of or in respect of Indebtedness created under the Loan Documents;

(ii) regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted under Section 6.01;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;

(v) payments of or in respect of Indebtedness made solely with Capital Stock of GrafTech (other than Disqualified Stock) or made with Equity Proceeds substantially simultaneously with the receipt thereof;

(vi) refinancings of the Senior Subordinated Notes with Permitted Refinancing Notes or other Indebtedness permitted under this Agreement; and

(vii) other payments of or in respect of Indebtedness so long as, in each case, at the time of and after giving effect to such action (A) no Default or Event of Default shall have occurred and be continuing; (B) the total aggregate amount of the Available Commitments then in effect shall exceed the total aggregate amount of the Revolving Exposures by at least $100,000,000; and (C) the Leverage Ratio as of the last day of the most recent fiscal quarter of GrafTech for which financial statements have been delivered under Section 5.04(a) or (b) (recomputed on a pro forma basis after giving effect to such action if such action had occurred on the first day of the relevant period for such computation) is less than or equal to 3.25 to 1.00.

Notwithstanding the foregoing, no payment of or in respect of Indebtedness owed by any Loan Party to Luxembourg Parent, Luxembourg Holdco or Swissco or by any Loan Party to any Foreign Subsidiary may be made except and to the extent that an Investment in the amount of such payment could be made by the payor in the payee (and any such payment shall be deemed to be an Investment for purposes of determining compliance with Section 6.04).

SECTION 6.10. Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) for any four fiscal quarter period ended after the Effective Date of (a) EBITDA to (b) Cash Interest Expense to be less than 3.00 to 1.00.

SECTION 6.11. GrafTech Senior Secured Leverage Ratio. Permit the ratio (the “GrafTech Senior Secured Leverage Ratio”) of (a) Senior Secured Debt as of the last day of any fiscal quarter ended after the Effective Date to (b) EBITDA for the four quarter period ended as of such day to be in excess of 2.25 to 1.00.

SECTION 6.12. Capital Stock of the Subsidiaries. Sell, transfer, lease or otherwise dispose of, or make subject to any subscription, option, warrant, call, right or other agreement or commitment of any nature, the Capital Stock of any Subsidiary, other than (a) pursuant to the Loan Documents or pursuant to a transaction permitted pursuant to Section 6.05, (b) in connection with transactions of the type described in Section 6.07(b)(i) or (vii) and (c) directors’ qualifying shares.

SECTION 6.13. Swissco. Notwithstanding any provision to the contrary contained in this Agreement, Swissco shall not, without the prior written consent of the Administrative Agent, transfer to any Subsidiary (other than a Wholly Owned Subsidiary that is a Loan Party (other than an Excluded Foreign Loan Party)) any Capital Stock of any Subsidiary owned by it on the Effective Date.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) a Borrower or any LC Subsidiary shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) a Borrower or any LC Subsidiary shall fail to pay any interest on any Loan or any reimbursement obligation in respect of any LC Disbursement, any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty or certification made or deemed made by or on behalf of GrafTech, a Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) GrafTech or a Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (with respect to the existence of GrafTech or a Borrower), 5.05 or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to a Borrower (which notice will be given at the request of the Required Lenders);

(f) GrafTech, a Borrower, any LC Subsidiary or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Obligation when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Obligation becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligation or any trustee or agent on its or their behalf to cause any Material Obligation or Indebtedness thereunder to become due or to terminate, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or termination date; provided, however, that this clause (g) shall not apply (i) to secured Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness that is permitted under the Loan Documents or (ii) the voluntary termination of any Cash Management Arrangement at any time when there is no default or event of default or (other than as a result of such voluntary termination) termination event thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in or with a court or other Governmental Authority of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of GrafTech, a Borrower or any other Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for GrafTech, a Borrower or any other Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) GrafTech, a Borrower or any other Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for GrafTech, a Borrower or any other Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) GrafTech, a Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $17,500,000 (except to the extent covered by insurance as to which the insurer has acknowledged in writing its obligation to pay such judgment or judgments) shall be rendered against GrafTech, a Borrower, any LC Subsidiary, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of GrafTech, a Borrower, any LC Subsidiary or any Significant Subsidiary to enforce any such judgment;

(l) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan, (iv) a Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan and such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) a Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (vi) a Borrower or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived, (viii) a filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or (ix) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or Subsidiary not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, or any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, in each such case except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Security Document; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and the Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with GrafTech, a Borrower, any Subsidiary or any Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to GrafTech, a Borrower or any of the other Subsidiaries that is communicated to or obtained by any bank serving as Agent or any of its Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of their own gross negligence or wilful misconduct. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agents by GrafTech, a Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper person. The Agents also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for a Borrower or GrafTech), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.

The Agents may perform any and all their duties and exercise their rights and powers by or through any one or more sub-agents appointed by them. The Agents and any such sub-agent may perform any and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor to an Agent as provided in this paragraph, such Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with, if no Default or Event of Default shall have occurred and be continuing, the consent of the Borrowers (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent gives notice of its resignation, then the resigning Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a Lender with an office in New York, New York, or an Affiliate of any such Lender. Upon the acceptance of its appointment as Agent hereunder by a predecessor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such resigning Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The Lenders identified on the cover of this Agreement as the “Co-Syndication Agents”, the entities identified on the cover of this Agreement as the “Joint-Lead Arrangers”, the Lenders identified on the cover of this Agreement as the “Documentation Agents” and the Arrangers shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than, in the case of any such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, such persons shall not have or be deemed to have a fiduciary relationship with any Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to GrafTech or Finance, to it at, and if to Luxembourg Parent, Luxembourg Holdco or Swissco, to it in care of Global at, 12900 Snow Road, Parma, OH 44130, Attention of General Counsel (Telecopy No. (216) 676-2462) with a copy in the case of (i) Luxembourg Parent and Luxembourg Holdco, to it at its registered office at, 124, Boulevard de la Pétrusse, L – 2330 Luxembourg (Facsimile No. 011-(352) 44.37.38), and (ii) Swissco, to it at its office at 1 Route de Renens, 1030 Bussigny-près-Lausanne, Switzerland (Facsimile No. 011-(41) 21.821.31.00);

(b) if to the Administrative Agent or the Collateral Agent, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Nathan Lorensen (Telecopy No. (713) 472-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Brian Knapp (Telecopy No. (212) 270-5100);

(c) if to JPMorgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention of Loans Agency Division, Nichola Hall (Telecopy No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (b) above;

(d) if to the Swingline Lender, to it at (i) in the case of a Swingline Borrowing denominated in Dollars, JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Nathan Lorensen (Telecopy No. (713) 472-6307), with a copy to JPMorgan Chase Bank, 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Brian Knapp (Telecopy No. (212) 270-5100, and (ii) in the case of a Swingline Borrowing denominated in euros, JPMorgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention of Loans Agency Division, Nichola Hall (Telecopy No. 44-207-777-2360), with a copy to the Administrative Agent as provided under clause (b) above;

(e) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Nathan Lorensen (Telecopy No. (713) 472-6307), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Brian Knapp (Telecopy No. (212) 270-5100); and

(f) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices and other communications pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender and the foregoing shall not apply to service of process pursuant to Section 9.09 and/or applicable law. Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, however, that approval of such procedures may be limited to particular notices or communications. In the case of any notice or communication that cannot be transmitted electronically to any Lender, the Administrative Agent shall promptly upon the request of such Lender provide it with a telecopy or physical copy of such notice or communication. Notwithstanding any other provision of this Agreement, requests in respect of Borrowings denominated in euro must be made in writing and may not be made by telephone.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (except that any notice not given during normal business hours for the recipient shall be deemed to have been received at the opening of business on the next business day for the recipient).

SECTION 9.02. Waivers; Amendments; Loan Modification Offers. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except in accordance with the Permitted Restructuring pursuant to Section 9.19 of the 2011 Credit Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by GrafTech, the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties or other Subsidiaries that are parties thereto, in each case (other than in the case of any Guarantee Agreement or Security Document insofar as it relates solely to the Obligations of a Foreign Subsidiary other than Luxembourg Parent, Luxembourg Holdco and Swissco) with the consent of the Required Lenders; provided, however, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release GrafTech, Finance or any Subsidiary Loan Party from its Guarantee under any Guarantee Agreement (except as expressly provided in such Guarantee Agreement or in this Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, or (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due of Lenders holding Loans of any Class differently than those of Lenders holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, in the case of any amendment, waiver or other modification referred to in this Section 9.02 that shall require the consent of each Lender (or each Lender affected thereby), no consent of a Lender with respect to any such amendment, waiver or other modification of this Agreement or any other Loan Document shall be required if (i) such amendment, waiver or other modification is agreed to in writing by GrafTech, the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) (such agreement, an “Amendment”), (ii) by the terms of such Amendment, the Commitment of such Lender not consenting to the amendment, waiver or other modification provided for therein shall terminate upon the effectiveness of such Amendment and (iii) at the time such Amendment becomes effective, such Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) GrafTech and the Borrowers may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to GrafTech and the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 days nor more than 30 days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Advances and Commitment of such Affected Class as to which such Lender’s acceptance has been made. A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by GrafTech, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless GrafTech and the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any

Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new class of Loans and/or Commitments hereunder; provided that, in the case of any Loan Modification Offer, except as otherwise agreed to by the Issuing Bank and the Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new Class and the original Commitments shall be made on a ratable basis as between the commitments of such new Class and such original Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of the Issuing Bank and the Swingline Lender, as applicable.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Issuing Bank, each Arranger and each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by GrafTech, a Borrower or any of the other Subsidiaries, or any Environmental Claim related in any way to a Borrower or any of the other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by a Borrower or by any other Loan Party); provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that a Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither GrafTech nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that none of GrafTech and the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder (or under any Guarantee Agreement) without the prior written consent of each Lender and the Issuing Bank (and any attempted assignment or transfer by any of them without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (other than any Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that, in connection with each such assignment, (i) each of the Administrative Agent, the Issuing Bank, the Swingline Lender and, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrowers must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000, unless each of the Borrowers and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) any assignment (or other transfer of rights or obligations) to a person that has not represented that it is a Qualifying Bank of any Commitment or of any Loan to Swissco shall be subject to the prior written consent of Swissco (such consent not to be unreasonably withheld, but it being understood that such consent will be deemed reasonably withheld if such assignment would result in a breach of the Swiss Ten Non-Bank Rule), (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws; and provided further, however, that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement

(and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and GrafTech, the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) GrafTech, the Borrowers, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) in the case of the sale of a participation in a Commitment or in a Loan to Swissco (other than at any time when an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing), each Participant shall have represented that it is a Qualifying Bank or, if not, the prior written consent of Swissco shall be obtained (such consent not to be unreasonably withheld, but it being understood that such consent will be deemed reasonably withheld if such sale would result in a breach of the Swiss Ten Non-Bank Rule). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.16(e) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, however, that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless each Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) For the avoidance of doubt, and with respect to Swissco, nothing in Section 9.04 restricts any Lender, participant or subparticipant, from entering into any agreement with another person under which payments are made by reference to this Agreement or to any hereto related participation or subparticipation agreement, provided such agreement is not treated as a participation or a subparticipation for the purposes of the Swiss Withholding Tax Rules.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents or their Affiliates and, to the extent by their terms they survive the execution and delivery of this Agreement, any other separate letter agreements with the Agents or their Affiliates, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, the amendment and restatement of the 2011 Credit Agreement contemplated by the Amendment and Restatement Agreement became effective as provided in the Amendment and Restatement Agreement, and thereafter became binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of the Borrowers and the LC Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of GrafTech and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding (i) arising out of or relating to this Agreement, (ii) involving any purported cause of action asserted against any Agent, Arranger or Lender or any Related Party of any of the foregoing or (iii) for recognition or enforcement of any judgment in any such action or proceeding, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against GrafTech, any Borrower or its properties in the courts of any jurisdiction.

(c) GrafTech and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, credit insurance providers and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to GrafTech, a Borrower or any other Subsidiary and its obligations, (g) with the consent of any Loan Party or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than GrafTech, a Borrower, any of the other Subsidiaries or any person acting on behalf of any of them. For the purposes of this Section, “Information” shall mean all information received from GrafTech, a Borrower, any of the other Subsidiaries or any person acting on behalf of any of them relating to GrafTech, a Borrower or any of the other Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by GrafTech, a Borrower, any of the other Subsidiaries or any person acting on behalf of any of them; provided, however, that, in the case of information received from GrafTech, a Borrower, any of the other Subsidiaries or any person acting on behalf of any of them after Effective Date, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. In the event that any Loan Party or other Subsidiary disposes of any asset in a transaction not prohibited by Section 6.05, the Agents are hereby directed and authorized to take such action and execute such documents as a Borrower may reasonably request, at such Borrower’s sole expense, to release any Lien on such asset created by any Loan Document and, if the asset disposed of is a portion of the Capital Stock of any Guarantor that is owned by the Loan Parties and the Subsidiaries that will result in such Guarantor ceasing to be a Subsidiary after giving effect to such disposition, to release any Guarantee of such Guarantor under any Guarantee Agreement. Any representation, warranty, covenant or condition contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary shall no longer be deemed to be made or applicable once such Capital Stock or asset is disposed of as described above. In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by a Borrower and at such Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations have been paid in full and all Letters of Credit and Commitments have been terminated or have expired.

SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder

(the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.16. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with its requirements.

SECTION 9.17. No Fiduciary Relationship. Holdings and each Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrowers, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Bank and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Bank or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.18. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by GrafTech, any Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to GrafTech, the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) GrafTech, each Borrower and each Lender acknowledges that, if information furnished by GrafTech or any Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through IntraLinks/IntraAgency, SyndTrak or another website or other information platform (the “Platform”), (i) the Administrative Agent may post any information that GrafTech or a Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if

GrafTech or a Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. GrafTech and each Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of GrafTech or such Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designations by GrafTech and the Borrowers without liability or responsibility for the independent verification thereof.

SECTION 9.19. Permitted Restructuring; Luxembourg Borrower Designation; Etc. Each Lender hereby acknowledges and confirms that, pursuant to Section 9.19 of the 2011 Credit Agreement, it authorized and instructed the Administrative Agent to enter into the First Amendment and this Agreement, and agrees that the Administrative Agent shall have no liability to the Lenders or their Related Parties in connection with the First Amendment or this Agreement or otherwise in connection with the transactions provided for in Section 9.19 of the 2011 Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRAFTECH INTERNATIONAL LTD.,

by	/s/ John D. Moran
Name: John D. Moran
Title: Vice President, General Counsel and Secretary

GRAFTECH FINANCE INC.,

By	/s/ John D. Moran
Name: John D. Moran
Title: Secretary

GRAFTECH LUXEMBOURG I S.À.R.L.,

By	/s/ John D. Moran
Name: John D. Moran
Title: Attorney-in-Fact

GRAFTECH LUXEMBOURG II S.À.R.L.,

By	/s/ John D. Moran
Name: John D. Moran
Title: Attorney-in-Fact

GRAFTECH SWITZERLAND S.A.,

By	/s/ John D. Moran
Name: John D. Moran
Title: Attorney-in-Fact

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender,

By	/s/ Brian Knapp
Name: Brian Knapp
Title: Vice President